Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

SCHULTZE SPECIAL PURPOSE ACQUISITION cORP.,

Clever Leaves Holdings Inc.,

NOVEL Merger Sub INC.

and

CLEVER LEAVES INTERNATIONAL INC.

Dated as of July 25, 2020

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EXHIBITS:

EXHIBIT A	Investors’ Rights Agreement
EXHIBIT B	Company Arrangement Resolution
EXHIBIT C	Plan of Arrangement
EXHIBIT D	Directors and Officers of Holdco
EXHIBIT E	SPAC Warrant Amendment
EXHIBIT F	Sample Calculation of Arrangement Consideration, Exchange Ratio and Option and Warrant Value

SCHEDULES:

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Shareholders
SCHEDULE C	Eagle Minority Shareholders

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BUSINESS COMBINATION AGREEMENT, dated as of July 25, 2020 (this “Agreement”), by and among SCHULTZE SPECIAL PURPOSE ACQUISITION CORP., a Delaware corporation (“SPAC”), CLEVER LEAVES HOLDINGS INC., a corporation organized under the laws of British Columbia, Canada, and a wholly-owned subsidiary of the Company (“Holdco”), NOVEL MERGER SUB INC., a Delaware corporation and a direct wholly-owned subsidiary of Holdco (“Merger Sub”), and CLEVER LEAVES INTERNATIONAL INC., a corporation organized under the laws of British Columbia, Canada (the “Company”).

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, Holdco is a wholly-owned subsidiary of the Company and Merger Sub is a direct wholly-owned subsidiary of Holdco;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporations Act (British Columbia) (the “BCBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), SPAC, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) by means of an Arrangement under the BCBCA, the Company Shareholders will exchange their respective Company Shares for common shares of Holdco (“Holdco Common Shares”) and the Company will become a wholly-owned subsidiary of Holdco, upon the terms and subject to the conditions of the Plan of Arrangement, effective as of the Arrangement Effective Time, (b) at 12:01 a.m. Vancouver, British Columbia time, on the calendar day immediately following the consummation of the Arrangement, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct wholly-owned subsidiary of Holdco (the “Merger”) and, as a result of the Merger, all shares of SPAC Common Stock shall be converted into the right to receive the consideration set forth in this Agreement, (c) immediately following the consummation of the Merger, Holdco will contribute to the Company, and the Company will acquire, one hundred percent (100%) of the issued and outstanding shares of the Surviving Corporation (the “SPAC Contribution”) such that, following the SPAC Contribution, the Surviving Corporation will be a direct wholly-owned subsidiary of the Company and (d) immediately following the consummation of the SPAC Contribution, the Company will contribute to the Surviving Corporation, and the Surviving Corporation will acquire, one hundred percent (100%) of the issued and outstanding shares of NS US Holdings, Inc., a Delaware corporation (the “US Subsidiary”, such contribution being, the “US Subsidiary Contribution”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement and the Transactions, and (c) resolved, subject to the terms of this Agreement, to recommend that the Company Shareholders vote in favor of the Company Arrangement Resolution;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests, of SPAC and the SPAC Stockholders, (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the SPAC Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has determined that the Transactions are in the best interests of Holdco, and has approved this Agreement and the Transactions, including the issuance of (a) the Arrangement Consideration to the Company Shareholders and (b) the SPAC Merger Consideration to the SPAC Stockholders;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger and the other Transactions are fair to, and in the best interests, of Merger Sub and Holdco (as the sole stockholder of Merger Sub), (b) has adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger and the other Transactions by Holdco (as the sole stockholder of Merger Sub);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Holdco and the Key Company Shareholders are entering into a Shareholder Support Agreement (the “Shareholder Support Agreement”) in the forms as may be agreed to by the parties, providing that, among other things, the Key Company Shareholders will vote their Company Shares in favor of this Agreement, the Plan of Arrangement, the Arrangement, the Company Arrangement Resolutions and the Transactions;

WHEREAS, in connection with the Closing, Holdco and certain SPAC Stockholders will enter into an Investors’ Rights Agreement (the “Investors’ Rights Agreement”) in substantially the form attached hereto as Exhibit A, providing that, among other things, (a) the right of Schultze Special Purpose Acquisition Sponsor, LLC (“Sponsor”) to nominate one director to the Holdco Board and (b) that certain SPAC Stockholders shall be entitled to registration rights for, and shall be bound by restrictions on sale and transfer applicable to, their Holdco Common Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Holdco, SPAC and the Company are entering into a Transaction Support Agreement (the “Transaction Support Agreement”) pursuant to which Sponsor, SPAC and the Company have agreed to take certain actions to support the Transactions; and

WHEREAS, for United States federal income tax purposes, the Arrangement and the Merger are intended to qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Shareholder Support Agreement, the Transaction Support Agreement, the Investors’ Rights Agreement, the SPAC Warrant Amendment, and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub, or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Arrangement” means an arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Arrangement Effective Date” means the calendar day immediately preceding the Closing Date.

“Arrangement Effective Time” means 11:59 p.m. Vancouver, British Columbia time, on the Arrangement Effective Date (as defined in the Plan of Arrangement), or such other time on the Arrangement Effective Date as the parties to the Arrangement agree in writing (but in any event not later than on the calendar day immediately preceding the Closing Date).

“Benefits Pool” means the total number of Holdco Shares issued and outstanding immediately following the Closing, calculated on a Fully-Diluted Benefits Basis.

“Business Data” means all business information and data, including Personal Information material to the operation of and used in the course of the conduct of the business of the Company and any Company Subsidiaries.

“Business Day” means a day, except a Saturday, a Sunday or any other day on which the SEC in Washington, D.C. or banks in New York, New York or Vancouver, British Columbia, Canada are authorized or required by Law to be closed.

“Business Systems” means all Software, computer hardware (whether general or special purpose), networks, servers, and computer systems, including any material outsourced systems, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Calculation Methodology” means the methodology, assumptions, formulas and techniques used to calculate the Exchange Ratio, Class D Preferred Conversion Ratio and Option and Warrant Value as set forth on Exhibit F.

“Canadian Information Circular” means the notice of the Company Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash Arrangement Consideration” means an aggregate amount up to seven million five hundred thousand dollars ($7,500,000), which aggregate final amount shall be set forth on the Payments Spreadsheet.

“Class D Preferred Conversion Ratio” means the ratio for which each Company Class D Preferred Share shall, at the Arrangement Effective Time, convert into the right to receive that number of Company Common Shares, as determined in accordance with the Company Articles as set forth in the Calculation Methodology.

“Closing Company Net Debt” means, on a consolidated basis and calculated as of the open of business on the Closing Date, without duplication and without giving effect to the Transactions to be effected on the Closing Date, an amount (that may be positive or negative) equal to: (a)(i) the aggregate consolidated amount of indebtedness for borrowed money (including the current portion of any such indebtedness, including the indebtedness set forth on Section 1.01 of the Company Disclosure Schedule, but subject to the conditions set forth therein, and excluding any convertible indebtedness to the extent converted pursuant to the Transactions), (ii) bank overdrafts and (iii) capital lease obligations in excess of $250,000 (including the current portion of any such obligations) of the Company and the Company Subsidiaries plus (b) the aggregate consolidated amount of accrued but unpaid interest on debt for borrowed money and prepayment penalties, minus (c) the sum of (i) the aggregate consolidated amount of cash and cash equivalents, including marketable securities and brokerage accounts, short-term investments, demand deposits, certificates of deposit, time deposits, the Security Deposit and, negotiable instruments on hand or in accounts of the Company and the Company Subsidiaries (net of outstanding checks) (not including (A) prepaid deposits or other similar restricted cash and (B) cash subject to any forbearance agreements) and (ii) the Company Transaction Expenses that shall have been paid by the Company or any of its affiliates after the date hereof and prior to Closing. For the avoidance of doubt, Closing Company Net Debt shall (x) include the outstanding principal and interest amounts, if any, on each of the Secured Convertible Notes and the Herbal Brands Debt and (y) exclude the Company Transaction Expenses that shall remain unpaid as of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Holdco, SPAC or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or twenty percent (20%) or more of the total voting power of the equity securities of the Company, whether by way of merger, amalgamation, arrangement, take-over bid, asset purchase, equity purchase or otherwise.

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Meeting, in substantially the form attached hereto as Exhibit B.

“Company Articles” means the articles of the Company, dated as of March 11, 2020, as amended, supplemented or modified from time to time.

“Company Class B Common Shares” means the Company’s Class B voting common shares.

“Company Class C Common Shares” means the Company’s Class C non-voting common shares.

“Company Class C Preferred Shares” means the Company’s Class C preferred shares.

“Company Class D Preferred Shares” means the Company’s Class D preferred shares.

“Company Common Shares” means the Company’s Class A voting common shares.

“Company Earn-Out Shares” means the One Million Eight Hundred Thousand (1,800,000) Holdco Common Shares issuable pursuant to Section 2 of the Transaction Support Agreement.

“Company Equity Plan” means the Company’s 2018 Omnibus Incentive Compensation Plan, as such may have been amended, supplemented or modified from time to time.

“Company Governance Documents” means the Company Articles and Company Notice of Articles, each as may be amended from time to time, and the Shareholders Agreement.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights licensed by a third party to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use pursuant to an agreement.

“Company Material Adverse Effect” means any event, change or effect (collectively, “Effects”) that, individually or in the aggregate with all other events, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole, or (b) does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (i) any enactment of, change or proposed change in, or change in interpretation of, any Law or GAAP; (ii) Effects generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets; (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vi) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vii) any failure by the Company and the Company Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period (it being understood that Effects giving rise or contributing to such failure may be taken into account in determining whether or not a Company Material Adverse Effect has occurred); (viii) the announcement, performance, pendency or consummation of the Transactions, including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, employees or regulators; (ix) the taking of any action required or permitted by the terms of this Agreement or any Ancillary Agreements; (x) any actions taken or omitted to be taken by the Company or the Company Subsidiaries upon the written request or with the prior written consent of SPAC; (xi) any pending, initiated, or threatened Action against the Company, any of the Company Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions; (xii) any action taken or omitted to be taken by SPAC; or (xiii) the bankruptcy or insolvency of GNC Holdings, Inc. and the likelihood of the Company receiving payment for any receivables owed to the Company by GNC Holdings, Inc.; except in the cases of clauses (i) through (vi) to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Notice of Articles” means the notice of articles of the Company, dated June 29, 2020, as amended, supplemented or modified from time to time.

“Company Options” means all options to purchase Company Common Shares, whether or not exercisable and whether or not vested, granted under the Company Equity Plan or otherwise that are outstanding immediately prior to the Closing.

“Company Preferred Shares” means the Company Class C Preferred Shares and the Company Class D Preferred Shares.

“Company Required Approval” means the approval of not less than two-thirds of the Company Shareholders, voting together as a single class, present in person or by proxy at the Company Meeting.

“Company Restricted Shares” means all unvested shares of restricted Company Common Shares granted under the Company Equity Plan or otherwise that are outstanding immediately prior to the Closing.

“Company RSUs” means all restricted stock units granted under the Company Equity Plan or otherwise with respect to Company Common Shares that are outstanding immediately prior to the Closing.

“Company Shareholders” means the holders of Company Shares.

“Company Shares” means the Company Common Shares and the Company Preferred Shares.

“Company Subsidiary” means any subsidiary of the Company other than the Excluded Investments.

“Company Transaction Expenses” means (a) the reasonable and documented Transaction Expenses of the Company or any of its affiliates, including (i) the premiums, commissions and other fees paid or payable in connection with obtaining the Company’s D&O Tail Policy, (ii) Transaction Expenses incurred in obtaining an audit of the Company’s assets in Colombia and any tax appraisals and (iii) Transaction Expenses incurred in preparing and obtaining the PCAOB Financials, and (b) the amount of any Taxes paid or payable to a Tax authority in Colombia or any other jurisdiction in connection with the Transactions by the Company or any of its affiliates, whether as a primary or secondary, direct or indirect, obligation, including, the Colombian Tax, but, in the cases of (a) and (b), excluding the Shared Transaction Expenses.

“Company Transaction Expenses Cap” means four million dollars ($4,000,000), plus any amounts paid or payable with respect to the Company’s D&O Tail Policy.

“Company Warrants” means all warrants to purchase or acquire Company Shares, whether or not exercisable, that are outstanding immediately prior to the Closing.

“Company-Owned IP” means all Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Confidential Information” means confidential and secret information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers or customers of the Company or any Company Subsidiaries or SPAC or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Court” means the Supreme Court of British Columbia.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including, the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to Colombia, the Ministry of Health, the National Food and Drug Surveillance Institute, the Fondo Nacional de Estupefacientes, with respect to Portugal, the National Authority of Medicines and Health Products, I.P., with respect to Croatia, the Agency for Medicinal Products and Medical Devices, with respect to Germany, the Federal Institute for Drugs and Medical Devices, and with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Customs & International Trade Laws” means any Law, directive, ruling, order, decree, ordinance, award, or other decision or requirement, including any amendments, having the force or effect of law, of any arbitrator, court, government or government agency or instrumentality or other Governmental Authority, concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Eagle” means Eagle Canada Holdings, Inc., a corporation organized under the laws of British Columbia, Canada.

“Eagle Exchangeable Class A Shares” means the exchangeable class A common shares of Eagle.

“Eagle Minority Shareholders” means each of the shareholders of Eagle set forth on Schedule C.

“Eagle Share Exchange” means the exchange of the Eagle Exchangeable Class A Shares into Company Common Shares in accordance with the Put Call Agreement.

“Earn-Out Shares” means the Company Earn-Out Shares and SPAC Earn-Out Shares.

“Ecomedics” means Ecomedics SAS, a sociedad por acciones simplificada organized under the laws of the Republic of Colombia.

“Environmental Laws” means any Colombia, Portugal, United States federal, state or local or other non-United States Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution, protection, use or management of the environment or natural resources or employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio for which each Company Common Share receiving a portion of the Arrangement Share Consideration Amount shall, at the Arrangement Effective Time, convert into the right to receive that number of Holdco Common Shares determined in accordance with the Calculation Methodology. For example, an Exchange Ratio of 0.500 means that each Company Common Share shall, at the Arrangement Effective Time, convert into the right to receive 0.500 of a Holdco Common Share.

“Excluded Investments” means, collectively, Lift Cannabis Co. Ltd. and Cansativa GmbH.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form reasonably acceptable to each of SPAC and the Company, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Arrangement Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Fully-Diluted Benefits Basis” means the total number of issued and outstanding Holdco Common Shares immediately following the Closing calculated by applying the treasury share method in accordance with the Calculation Methodology, excluding (a) the Earn-Out Shares, (b) the Converted Company Warrants and (c) the Converted Restricted Shares.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Substances” means: (a) those substances defined in or regulated under the following United States federal statutes and their state and Canada, Colombia, Portugal or other foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) herbicides, pesticides, rodenticides, lead, radioactive substances, polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Herbal Brands Debt” means the indebtedness of the Company pursuant to that certain Loan and Security Agreement, dated as of May 3, 2019, by and among Rock Cliff Capital LLC, Herbal Brands, Inc. and certain guarantors party thereto.

“Holdco Organizational Documents” means the notice of articles and articles of Holdco, as amended, modified or supplemented from time to time.

“Intellectual Property” means: (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (including Software), and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and rights in data and databases; (e) Internet domain names; and (f) other similar intellectual property rights.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form reasonably acceptable to each of SPAC and the Company, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and SPAC.

“Inventories” means all inventories, merchandise, goods, raw materials, packaging, labels, supplies and other personal property that are maintained, held or stored by or for the Company or any Company Subsidiary, and any prepaid deposits for any of the same.

“Key Company Shareholders” means the Company Shareholders set forth on Schedule B.

“knowledge” or “to the knowledge” of a person means (a) in the case of the Company, the actual knowledge of the persons set forth on Schedule A after due and reasonable inquiry, and (b) in the case of SPAC, the actual knowledge of George Schultze, Gary Julien, Jeffrey Glick and Scarlett Du after due and reasonable inquiry.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, as amended, modified or supplemented from time to time.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Option and Warrant Value” means the aggregate value of the issued and outstanding Company Options and Company Warrants calculated in accordance with the Calculation Methodology.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Calculation Methodology, the allocation of the Arrangement Consideration among each of the Company Shareholders, including (a) the number of Holdco Common Shares issuable to each Company Shareholder and (b) the amount of Cash Arrangement Consideration payable to certain Company Shareholders.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d)  licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (e) purchase money Liens securing rental payments under capital lease arrangements; (f) Liens expressly disclosed on the latest balance sheet and those Liens arising out of, under or in connection with (i) the Secured Convertible Notes, (ii) the Herbal Brands Debt, and (iii) indebtedness incurred not in violation of Section 7.01(b)(vi), (g) with respect to real property (i) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate; (ii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (iii) Liens not created by the Company that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, in each case, to the extent that such Liens are not material to the Company and the Company Subsidiaries, taken as a whole; (h) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; and (i) such other imperfections of title or Liens, if any, arising in the ordinary course of business or that would not be material to the Company and the Company Subsidiaries, taken as a whole.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data which allows one to identify, contact, or precisely locate an individual and (c) any other, similar information or data regulated by Privacy/Data Security Laws applicable to the business.

“PIPE” means any private placement or placements of SPAC Common Stock or securities or indebtedness exercisable or exchangeable for, or convertible into, shares of SPAC Common Stock, in each case, which shall become Holdco Common Shares in connection with the consummation of the Transactions.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit C.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Products” mean any products or services currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Put Call Agreement” means that certain Put Call Agreement, dated October 31, 2019, by and among the Company, Eagle and the Eagle Minority Shareholders.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of SPAC’s Certificate of Incorporation.

“Rollover Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Calculation Methodology, (i) the number of Holdco Common Shares subject to each Company Option (including the exercisable portion as of the date of Closing) after the conversion of such Company Option in accordance with Section 3.04(a) and the applicable exercise price, (ii) the number of Holdco Common Shares subject to Company RSUs after conversion of such Company RSUs in accordance with Section 3.04(b), (iii) the number of Holdco Common Shares subject to Company Restricted Shares after conversion of such Company Restricted Shares in accordance with Section 3.04(c), and (iv) the number of Holdco Common Shares for which each Company Warrant held by a particular holder of Company Warrants thereof is exercisable after the conversion of such Company Warrant in accordance with Section 3.04(d) and the applicable exercise price.

“SEC” means the United States Securities and Exchange Commission.

“Secured Convertible Notes” means collectively, (a) that certain Secured Convertible Note No. 1A dated as of March 30, 2019 in the principal amount of $20,000,000, (b) that certain Secured Convertible Note No. 1B dated as of March 30, 2019 in the principal amount of $3,000,000, (c) that certain Secured Convertible Note No. 1C dated as of March 30, 2019 in the principal amount of $2,500,000, (d) that certain Secured Convertible Note No. 1D dated as of March 30, 2019 in the principal amount of $2,000,000, and (e) that certain Secured Convertible Promissory Note No. 1E in the principal amount of $250,000.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Deposit” means the prepaid security deposit under that certain Tenancy Agreement, by and between the Company and Segro Neunzehnte Grundbesitz GmbH.

“Shared Transaction Expenses” means (a) any Transaction Expenses (other than audit, legal, accounting, financial or other advisory costs, fees and expenses) incurred in (i) the preparation, printing and mailing of the Proxy Statement/Prospectus and the Canadian Information Circular and (ii) the solicitation of the SPAC Stockholders and Company Shareholders and (b) SEC registration fees and fees payable to other securities regulators.

“Shareholders Agreement” means that certain Amended and Restated Shareholders Agreement, dated March 30, 2019, by and among the Company and the shareholders of the Company set forth on Schedule A thereto.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means that certain Amended and Restated SPAC Certificate of Incorporation, dated December 10, 2018.

“SPAC Common Stock” means the shares of SPAC’s common stock, par value $0.0001 per share.

“SPAC Earn-Out Shares” means the One Million Six Hundred Twenty Five Thousand (1,625,000) Holdco Common Shares subject to forfeiture pursuant to Section 1 of the Transaction Support Agreement and the Escrow Agreement Amendment (as defined in the Transaction Support Agreement).

“SPAC Material Adverse Effect” means any Effects that, individually or in the aggregate with all other events, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, financial condition, assets, liabilities or operations of SPAC or (b) does or would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Transactions.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, by-laws, and Trust Agreement of SPAC, in each case as amended, modified or supplemented from time to time.

“SPAC Proposals” means the approval and adoption of (a) this Agreement and the Transactions, including the Merger, and (b) any other proposals the parties deem necessary or desirable to effect the Transactions.

“SPAC Stockholder Meeting” means the meeting of the SPAC Stockholders to approve the SPAC Proposals.

“SPAC Stockholders” means the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means the reasonable and documented Transaction Expenses of SPAC or any of its affiliates, including (a) premiums, commissions and other fees paid in connection with obtaining SPAC’s D&O Tail Policy, (b) any and all Transaction Expenses incurred in the negotiation or consummation of a PIPE, including advisory fees and placement fees, and (c) the preparation, printing and mailing of the Extension Proxy Statement, but, in each case, excluding any Shared Transaction Expenses.

“SPAC Transaction Expenses Cap” means eight million dollars ($8,000,000); provided that, if after giving effect to the exercise of Redemption Rights and payments related thereto, SPAC shall have at least one hundred thirty million dollars ($130,000,000) of cash either in or outside of the Trust Account as of the Closing, including the aggregate amount of any proceeds from the PIPEs consummated prior to, or concurrently with, the Closing, then the SPAC Transaction Expenses Cap means twelve million dollars ($12,000,000).

“SPAC Units” means units of SPAC consisting of one (1) share of SPAC Common Stock and one (1) SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated December 10, 2018, by and between SPAC and Continental Stock Transfer and Trust Company.

“SPAC Warrants” means warrants to purchase shares of SPAC Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one (1) share of SPAC Common Stock at an exercise price of $11.50.

“subsidiary” or “subsidiaries” of the Company (other than the Excluded Investments), the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Transaction Consideration” means, collectively, the Arrangement Consideration and the SPAC Merger Consideration and, each individually, as the context may require.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and all fees, costs and expenses in connection with newly issued equity and/or debt financing in connection with the Transactions) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and consummation of the Transactions, the preparation, printing and mailing of the Canadian Information Circular, the Proxy Statement/Prospectus, the Extension Proxy Statement (as applicable) and the solicitation of the SPAC Stockholders and Company Shareholders and the preparation of any required filings under applicable Antitrust Laws, if any.

“Transactions” means the transactions contemplated by this Agreement, the Plan of Arrangement and any of Ancillary Agreements, including the Merger, the Arrangement, the SPAC Contribution and the US Subsidiary Contribution.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any Tax imposed by the Republic of Colombia in connection with the Transactions (such Tax imposed by the Republic of Colombia (the “Colombian Tax”)), or any income Tax or similar Tax imposed on any direct or indirect equity holder of the SPAC, the Company, any Company Subsidiary or Holdco.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07(b)
Action	§ 4.09
Additional SEC Reports	§ 7.04(a)
Agreement	Preamble
Anti-Money Laundering Laws	§ 4.22(c)
Antitrust Laws	§ 8.13(a)
Arrangement Consideration	§ 3.01(a)
Arrangement Share Consideration Amount	§ 3.01(a)
Audited Financial Statements	§ 4.07(a)
BCBCA	Recitals
Blue Sky Laws	§ 4.05(b)
Cash Exchange Fund	§ 3.03(a)
Certificate of Merger	§ 2.10(a)
Certificates	§ 3.03(b)
Claims	§ 7.03
Closing	§ 2.10(b)
Closing Date	§ 2.10(b)
Colombian Tax	Definition of Transfer Tax
Company	Preamble
Company Acquisition Agreement	§ 8.04(a)
Company Board	Recitals

Defined Term	Location of Definition
Company Certificate	§ 3.01(b)
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06(a)
Company Preferred Share Conversion	§ 3.02(b)(i)
Company Share Award	§ 4.03(c)
Confidentiality Agreement	§ 8.03(b)
Continuing Employees	§ 8.05(a)
Converted Company Warrant	§ 3.04(d)
Converted Option Award	§ 3.04(a)
Converted Restricted Share	§ 3.04(c)
Converted RSU Award	§ 3.04(b)
Customers	§ 4.19
D&O Indemnified Party	§ 8.06(a)
D&O Tail Policy(ies)	§ 8.06(b)
Data Security Requirements	§ 4.13(h)
DGCL	Recitals
Environmental Permits	§ 4.15
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.03(a)
Exchange Fund	§ 3.03(a)
Extension Proxy Statement	§ 8.18
Fixtures and Equipment	§ 4.21
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(h)
Holdco	Preamble
Holdco Board	Recitals
Holdco Common Shares	Recitals
Holdco D&O Policy	§ 8.06(c)
Holdco Plan	§ 8.05(b)
Holdco Warrant	§ 3.06
Indebtedness Covenants	§ 8.19
Investors’ Rights Agreement	Recitals
IRS	§ 4.10(b)
Law	§ 4.05(a)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Effective Time	§ 2.10(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 3.02(c)(ii)
Outside Date	§ 10.01(b)
PCAOB Financials	§ 8.15
PIPE Documents	§ 8.17

Defined Term	Location of Definition
Plans	§ 4.10(a)
Post-Closing Equity Pool	§ 8.05(b)
Post-Signing Returns	§ 8.10(b)(i)
Post-Signing Schedules	§ 8.20
PPACA	§ 4.10(h)
Pre-Closing Conference Call	§ 2.07
Proxy Statement/Prospectus	§ 8.01(a)
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 8.03(a)
Securities Exchange Fund	§ 3.03(a)
Shareholder Support Agreement	Recitals
SPAC	Preamble
SPAC Board	Recitals
SPAC Contribution	Recitals
SPAC Disclosure Schedule	Article V
SPAC Extension	§ 8.18
SPAC Information	§ 2.04(d)
SPAC Material Contracts	§ 5.12(a)
SPAC Merger Consideration	§ 3.02(c)(i)
SPAC Permits	§ 5.06
SPAC Preferred Stock	§ 5.03(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Warrant Amendment	§ 3.06
Sponsor	Recitals
Sponsor Loans	§ 7.02(b)(vi)
Suppliers	§ 4.19
Surviving Corporation	§ 2.09
Tail Period	§ 8.06(b)
Terminating Company Breach	§ 10.01(g)
Terminating SPAC Breach	§ 10.01(h)
Transaction Support Agreement	Recitals
Trust Account	§ 5.18
Trust Agreement	§ 5.18
Trust Fund	§ 5.18
Trustee	§ 5.18
US Subsidiary	Recitals
US Subsidiary Contribution	Recitals
Working Capital Warrants	§ 7.02(b)(vi)

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, and (x) the word “will” shall be construed to have the same meaning and effect as the word “shall”.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used in Section 4.07 and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD). In the event that any amounts due, payable or otherwise referenced in this Agreement are denominated in any currency other than U.S. dollars (USD), such amounts shall be converted into U.S. dollars (USD) based on the applicable foreign exchange rate for such foreign currency published by the Wall Street Journal on the date of this Agreement or on the date that such payment is due or payable, as the case may be.

Article II

THE ARRANGEMENT; AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Arrangement. On the terms and subject to the conditions hereof, the Company and Holdco shall proceed to effect the Arrangement under Part 9, Division 5 of the BCBCA at the Arrangement Effective Time, on the terms contained in the Plan of Arrangement.

SECTION 2.02 The Interim Order. As soon as reasonably practicable after the date of this Agreement, but in any event no later than five (5) Business Days after the effective date of the Registration Statement, the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Part 9, Division 5 of the BCBCA and, in cooperation with SPAC, prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(c) that, in all other respects, the terms, restrictions and conditions of the Company Governance Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d) for the grant of the Arrangement Dissent Rights to those Company Shareholders who are registered Company Shareholders;

(e) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f) that the Company Meeting may be adjourned or postponed from time to time by the Company with the consent of SPAC (not to be unreasonably withheld, delayed or conditioned), in accordance with the terms of this Agreement without the need for additional approval of the Court;

(g) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting; and

(h) for such other matters as the parties may agree are reasonably necessary to complete the Transactions.

SECTION 2.03 The Company Meeting.

(a) Subject to the terms of this Agreement, the Interim Order, and the provision of the SPAC Information, the Company shall convene and conduct the Company Meeting in accordance with the Company Governance Documents, applicable Laws and the Interim Order as soon as reasonably practicable, and shall not adjourn, postpone or cancel (or propose the adjournments, postponement or cancellation of) the Company Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with SPAC in fixing the record date for the Company Meeting and the date of the Company Meeting, give notice to SPAC of the Company Meeting and allow SPAC’s representatives and legal counsel to attend the Company Meeting. The Company shall use its reasonable best efforts to obtain the Company Required Approval of the Company Arrangement Resolution, including instructing the management proxyholders named in the Canadian Information Circular to vote any discretionary or blank proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approvals.

(b) The Company shall provide SPAC with (i) updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement or any written notice of dissent, purported exercise or withdrawal of Arrangement Dissent Rights, (iii) the right to demand postponement or adjournment of the Company Meeting if, based on the tally of proxies, the Company will not receive the Company Required Approvals; provided, however, that the Company shall not be permitted to postpone the Company Meeting more than the earlier of (A) five (5) Business Days prior to the Outside Date and (B) ten (10) days from the date of the first Company Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), and (iv) the right to review and comment on all communications sent to Company Shareholders. The Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to Arrangement Dissent Rights without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

SECTION 2.04 The Canadian Information Circular.

(a) The Company shall promptly prepare and complete, in good faith consultation with SPAC, the Canadian Information Circular together with any other documents required by applicable Law in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Canadian Information Circular and such other documents to be sent to each Company Shareholders and other person as required by the Interim Order and Law.

(b) The Company shall ensure that the Canadian Information Circular (i) complies with the Company Governance Documents and applicable Law, (ii) does not contain any Misrepresentation, except with respect to the SPAC Information included in the Canadian Information Circular, which SPAC will ensure does not contain a Misrepresentation, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting and (iv) states any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c) The Company shall, subject to the terms of this Agreement, ensure that the Canadian Information Circular includes a statement that the Company Board has unanimously (i) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution.

(d) SPAC shall assist the Company in the preparation of the Canadian Information Circular, including obtaining and furnishing to the Company any information with respect to SPAC required to be included under applicable Laws in the Canadian Information Circular (the “SPAC Information”), and ensuring that the SPAC Information does not contain any Misrepresentation. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Canadian Information Circular and other related documents, and shall accept the reasonable comments made by SPAC and its counsel, and agrees that all information relating to SPAC included in the Canadian Information Circular must be in a form and content reasonably satisfactory to SPAC.

(e) Each party shall promptly notify the other party if it becomes aware that the Canadian Information Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The parties shall co-operate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

SECTION 2.05 The Final Order. The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Part 9, Division 5 of the BCBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Company Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order.

SECTION 2.06 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(i) diligently pursue, and cooperate with SPAC in diligently pursuing, the Interim Order and the Final Order;

(ii) provide legal counsel to SPAC with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will accept the reasonable comments of SPAC and its legal counsel;

(iii) provide copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement;

(v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided SPAC is not required to agree or consent to any increase or variation in the form of the Arrangement Consideration or other modification or amendment to such filed or served materials that expands or increases SPAC’s obligations, or diminishes or limits SPAC’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement;

(vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Arrangement Effective Time, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and

(vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement (including Section 10.04), SPAC will cooperate with, and assist the Company in, seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required or requested to be supplied by SPAC in connection therewith.

SECTION 2.07 Arrangement Effective Time; Document Closing. As promptly as practicable, but in no event later than two (2) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), or at such other time as SPAC and the Company may agree in writing, the parties hereto shall (a) convene a pre-closing conference call (the “Pre-Closing Conference Call”) to confirm such satisfaction or waiver, as the case may be, but with only the documents necessary to effect (i) the Eagle Share Exchange and (ii) the Arrangement being delivered or filed immediately following the Pre-Closing Conference Call and all other documents and agreements delivered in escrow for release on the Closing Date pending the Merger Effective Time and (b) immediately following such Pre-Closing Conference Call, cause consummation of the Eagle Share Exchange and the Arrangement to become effective at the Arrangement Effective Time in accordance with the Plan of Arrangement and file the Certificate of Merger in accordance with Section 2.10.

SECTION 2.08 Tax Treatment of the Arrangement and the Merger.

(a) The Arrangement and Merger are intended to qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder, and for the Eagle Share Exchange and the Arrangement to be treated as completed before the Merger Effective Time. Each party agrees to treat the Arrangement and the Merger as a transaction subject to Section 351 of the Code for all United States federal income tax purposes, for the Eagle Share Exchange and the Arrangement to be treated as completed before the Merger Effective Time, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct. Each party agrees to act in good faith, consistent with the intent of the parties and the intended treatment of the Arrangement and the Merger as set forth herein.

(b) Where a Company Shareholder desires to so elect, Holdco shall make a joint election with such Company Shareholder in respect of its disposition of its Company Shares pursuant to Section 85 of the Income Tax Act (Canada) (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Company Shareholder in its, his or her sole discretion within the limits set out in the Income Tax Act (Canada).

SECTION 2.09 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Eagle Share Exchange and the Arrangement shall be a condition precedent to the consummation of the Merger.

SECTION 2.10 Merger Effective Time.

(a) On the Arrangement Effective Date, immediately after causing the Arrangement to become effective in accordance with the Plan of Arrangement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 a.m. Vancouver, British Columbia time (or 3:01 a.m. Eastern Time) on the calendar day immediately following the day of the filing of such Certificate of Merger (the “Merger Effective Time”).

(b) On the calendar day of the Merger Effective Time, a closing of the Transactions shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail. Only those documents and agreements not delivered or filed immediately following the Pre-Closing Conference Call to effect the Arrangement and necessary to effect the Closing (including any certificates and other Ancillary Agreements to be delivered at Closing) shall be delivered or filed at Closing. The date on which the Merger Effective Time occurs shall be the “Closing Date” and the closing of the Transactions that occur following the Merger Effective Time on the Closing Date shall be the referred to herein as the “Closing”.

SECTION 2.11 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub shall vest in Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Corporation.

SECTION 2.12 Certificate of Incorporation; By-laws; Holdco Organizational Documents.

(a) At the Merger Effective Time, the SPAC Certificate of Incorporation, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of Surviving Corporation, until thereafter amended as provided by applicable Law; provided that the SPAC Certificate of Incorporation shall be amended and restated in its entirety to read like the Merger Sub Certificate of Incorporation.

(b) At the Merger Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of Surviving Corporation and such by-laws, as applicable.

(c) At or prior to the Arrangement Effective Time the parties shall cause Holdco to make such filings as are necessary under the BCBCA to amend and restate the Holdco Organizational Documents such that the articles of Holdco are in the form agreed to by the parties (and included as an exhibit to the Registration Statement), and the notice of articles of Holdco is amended to reflect the terms of these articles, including the creation of the preferred shares.

SECTION 2.13 Directors and Officers.

(a) The parties shall cause the initial directors of the Company Board and the initial officers of the Company as of immediately following the Arrangement Effective Time to be comprised of individuals to be determined by the Company on or prior to Closing, each to hold office in accordance with the Company Governance Documents.

(b) At the Arrangement Effective Time, the Holdco Board shall be comprised of up to seven (7) directors, as determined in the sole discretion of the Company. The parties shall cause the initial directors of the Holdco Board and the initial officers of Holdco as of immediately following the Arrangement Effective Time to be comprised of (i) the individuals set forth on Exhibit D and (ii) the individuals to be determined by the Company (subject to (A) the right of SPAC with respect to the designation of one initial director, and (B) in the event that the Holdco Board consists of six (6) or seven (7) directors, the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed) with respect to the designation of one additional initial director) on or prior to Closing, each to hold office in accordance with the Holdco Governance Documents.

(c) The parties shall cause the initial directors of the Surviving Corporation and the officers of Surviving Corporation as of immediately following the Merger Effective Time to be comprised of individuals to be determined by the Company on or prior to Closing, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III

CONVERSION OF SECURITIES; ARRANGEMENT CONSIDERATION

SECTION 3.01 Calculation of Arrangement Consideration; Company Certificate.

(a) The aggregate Arrangement consideration (the “Arrangement Consideration”) shall be an amount equal to (i) $229,500,000, minus (ii) Closing Company Net Debt, minus (iii) the amount, if any, by which the Company Transaction Expenses exceed the Company Transaction Expenses Cap, plus (iv) the amount, if any, by which the SPAC Transaction Expenses exceed the SPAC Transaction Expenses Cap, minus (v) the Option and Warrant Value. The Arrangement Consideration minus an amount equal to the Cash Arrangement Consideration (such amount, the “Arrangement Share Consideration Amount”), shall be paid to the Company Shareholders in Holdco Common Shares, which shall be valued at ten dollars ($10.00) per share, and the Cash Arrangement Consideration shall be paid to certain Company Shareholders in cash.  The Arrangement Share Consideration Amount and the Cash Arrangement Consideration shall be allocated among the Company Shareholders pursuant to the Payment Spreadsheet and shall be calculated in accordance with the Calculation Methodology.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, to deliver to SPAC a certificate (the “Company Certificate”) certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth: (i) the Company’s good faith estimate of (A) the Closing Company Net Debt, which must include reasonable supporting materials for the amount of each item included in Closing Company Net Debt, including copies of payoff letters or other documentation from each creditor of the Company setting forth the outstanding principal and interest amount of each item included in Closing Company Net Debt, (B) the Company Transaction Expenses (including reasonable supporting materials for the amount of each item included in Company Transaction Expenses, including any Tax filings with respect to the amount of the Colombian Tax), and (C) the Option and Warrant Value; (ii) based upon the Closing Company Net Debt, Company Transaction Expenses and the Option and Warrant Value, (A) a calculation of the Arrangement Consideration, (B) a calculation of the Exchange Ratio, (C) the Payment Spreadsheet and (D) the Rollover Spreadsheet; and (iii) a list of, and invoices and payment instructions for, all unpaid Company Transaction Expenses to be paid at Closing. Absent manifest error, the final, binding and conclusive calculations of the Closing Company Net Debt, Company Transaction Expenses, Option and Warrant Value, Arrangement Consideration and Exchange Ratio set forth in the Company Certificate, based upon the delivery by the Company of its good faith estimates of such calculations and certified by the Chief Financial Officer of the Company in accordance with this Section 3.01(b), will be the Closing Company Net Debt, Company Transaction Expenses, Option and Warrant Value, Arrangement Consideration and Exchange Ratio for all purposes of this Agreement. At least five (5) Business Days prior to the Closing, SPAC shall cause the Chief Financial Officer of SPAC, solely in his capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses. Exhibit F attached hereto sets forth an illustrative statement setting forth a sample calculation of the Arrangement Consideration, Exchange Ratio and Option and Warrant Value, based on the good faith estimates of the Company, as if the Closing shall have occurred on the date hereof.

SECTION 3.02 Conversion of Securities.

(a) In accordance with the Put Call Agreement, immediately prior to the Arrangement Effective Time, at 11:58p.m. Vancouver, British Columbia time, on the Arrangement Effective Date, the Company will convert the Eagle Exchangeable Class A Shares into Company Common Shares.

(b) At the Arrangement Effective Time, by virtue of the Arrangement and as set forth in the Plan of Arrangement, and without any action on the part of SPAC, Merger Sub, Holdco or the Company or the holders of any of the following securities:

(i) first, (A) each Company Class C Preferred Share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into and exchanged for one (1) validly issued, fully paid and non-assessable Company Common Share and (B) each Company Class D Preferred Share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and non-assessable Company Common Shares equal to the Class D Preferred Conversion Ratio (collectively, the “Company Preferred Share Conversion”);

(ii) then, immediately following the Company Preferred Share Conversion, each Company Common Share issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be transferred to Holdco in consideration of the Arrangement Consideration payable to the holders thereof as set forth in the Payment Spreadsheet and pursuant to the Plan of Arrangement; and

(iii) Company Shares, if any, held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) At the Merger Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, Holdco or the Company or the holders of any of the following securities:

(i) each share of SPAC Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for the right to receive one (1) validly issued, fully paid and nonassessable Holdco Common Share (the “SPAC Merger Consideration”);

(ii) each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(iii) as consideration for Holdco issuing the SPAC Merger Consideration, for each common share of Merger Sub held by Holdco immediately prior to the Merger Effective Time, the Surviving Corporation shall issue to Holdco one validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Surviving Corporation.

SECTION 3.03 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date (and after the Merger Effective Time), SPAC shall deposit, or cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), the Cash Arrangement Consideration payable to certain Company Shareholders in cash (the “Cash Exchange Fund”). On the Closing Date (and after the Merger Effective Time), Holdco shall deposit, or shall cause Merger Sub to deposit with the Exchange Agent, for the benefit of the holders of SPAC Common Stock, for exchange in accordance with this Article III, the number of Holdco Common Shares (in either book-entry or certificated form, at Holdco’s election) sufficient to deliver the Holdco Common Shares included in the SPAC Merger Consideration payable pursuant to this Agreement (such Holdco Common Shares, the “Securities Exchange Fund”, together with the Cash Exchange Fund and any dividends or distributions with respect to the Securities Exchange Fund (pursuant to this Section 3.03), being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Transaction Consideration out of the Exchange Fund in accordance with this Agreement, the Arrangement and the Payment Spreadsheet. Except as contemplated by this Section 3.03 hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Merger Effective Time, as the case may be, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of SPAC Common Stock entitled to receive the SPAC Merger Consideration pursuant to Section 3.03 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Common Stock (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five (5) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver the SPAC Merger Consideration in accordance with the provisions of Section 3.03, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive a portion of the SPAC Merger Consideration in accordance with Section 3.02 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the SPAC Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.02.

(c) Distributions with Respect to Unexchanged Shares of SPAC Common Stock. No dividends or other distributions declared or made after the Merger Effective Time with respect to the SPAC Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.03. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Common Stock.

(d) No Further Rights in Company Shares or SPAC Common Stock. The Transaction Consideration payable upon conversion of the Company Shares or SPAC Common Stock, as the case may be, in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares or SPAC Common Stock, as the case may be.

(e) Adjustments to Transaction Consideration. The Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Holdco Common Shares occurring on or after the date hereof and prior to the Arrangement Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Common Stock with respect to the SPAC Merger Consideration for one (1) year after the Merger Effective Time shall be delivered to Holdco, upon demand, and any holders of SPAC Common Stock who have not theretofore complied with this Section 3.03 shall thereafter look only to Holdco for the SPAC Merger Consideration. Any portion of the Exchange Fund with respect to the SPAC Merger Consideration remaining unclaimed by holders of SPAC Common Stock, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Holdco or any of its affiliates shall be liable to any holder of Company Shares or SPAC Common Stock for any such Company Shares or SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(h) Withholding Rights. Each of the Surviving Corporation and Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or SPAC Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law; provided that the parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Laws. To the extent that amounts are so withheld by Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or SPAC Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by Holdco.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.02.

SECTION 3.04 Treatment of Company Equity Awards. Pursuant to the terms of the Company Equity Plan or other terms and conditions governing each such award and as specified on the Rollover Spreadsheet:

(a) each outstanding Company Option, whether vested or unvested, that is outstanding immediately prior to the Arrangement Effective Time shall, as of the Arrangement Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted Option Award”), in accordance with the Calculation Methodology, into an option award (x) exercisable for the aggregate number of Holdco Common Shares equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares exercisable under the Company Option immediately prior to the Arrangement Effective Time and (ii) the Exchange Ratio and (y) with a per share exercise price equal to the quotient (rounded up to the nearest cent) obtained by dividing (i) the per share exercise price under the Company Option immediately prior to the Arrangement Effective Time by (ii) the Exchange Ratio. Each Converted Option Award shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Arrangement Effective Time;

(b) each outstanding Company RSU, whether vested or unvested, and whether settled in Company Common Shares or cash, that is outstanding immediately prior to the Arrangement Effective Time shall, as of the Arrangement Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted RSU Award”), in accordance with the Calculation Methodology, into a restricted stock unit award with respect to the aggregate number of Holdco Common Shares equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to such Company RSU immediately prior to the Arrangement Effective Time and (ii) the Exchange Ratio. Each Converted RSU Award shall otherwise be subject to the same terms and conditions (including any vesting requirements and terms of settlement) set forth under the applicable award agreement in effect immediately prior to the Arrangement Effective Time;

(c) each outstanding award of Company Restricted Shares that is outstanding immediately prior to the Arrangement Effective Time shall, as of the Arrangement Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted Restricted Share”), in accordance with the Calculation Methodology, into an award of restricted shares with respect to the aggregate number of Holdco Common Shares equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to such award of Company Restricted Shares immediately prior to the Arrangement Effective Time and (ii) the Exchange Ratio. Each Converted Restricted Share shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Arrangement Effective Time; and

(d) each outstanding Company Warrant, whether vested or unvested, that is outstanding immediately prior to the Arrangement Effective Time shall, as of the Arrangement Effective Time, automatically and without any action on the part of the holder thereof, be converted (as converted, a “Converted Company Warrant”), in accordance with the Calculation Methodology, into a warrant exercisable for the aggregate number of Holdco Common Shares set forth opposite the name of such holder on the Rollover Spreadsheet. Each Converted Company Warrant shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable warrant agreement in effect immediately prior to the Arrangement Effective Time.

SECTION 3.05 Stock Transfer Books. At the Merger Effective Time, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Common Stock thereafter on the records of SPAC. From and after the Merger Effective Time, the holders of Certificates representing SPAC Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the SPAC Merger Consideration in accordance with the provisions of Section 3.02.

SECTION 3.06 SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire one (1) share of SPAC Common Stock and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) Holdco Common Share (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement. The parties hereof shall take all lawful action to effect the aforesaid provisions of this Section 3.06, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.06, including adding Holdco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit E (the “SPAC Warrant Amendment”).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to SPAC, Holdco and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. The Company has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approval would not have a Company Material Adverse Effect. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approval would not have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, in each case, as of the date hereof, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except with respect to the Company Subsidiaries and the Excluded Investments, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

SECTION 4.02 Governance Documents. The Company has prior to the date of this Agreement made available to SPAC a true and complete copy of the articles and the notice of articles or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such articles, notice of articles or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its articles of incorporation, by-laws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of an unlimited number of Company Common Shares, Company Class B Common Shares, Company Class C Common Shares, Company Class C Preferred Shares and Company Class D Preferred Shares. 19,411,398 Company Common Shares are issued and outstanding. No Company Class B Common Shares or Company Class C Common Shares are outstanding. 4,429,559 Company Class C Preferred Shares are issued and outstanding and 2,319,215 Company Class D Preferred Shares are issued and outstanding. 134,090 Company Restricted Shares are issued and outstanding. 102,273 Company Common Shares are reserved for issuance upon the settlement of the outstanding Company RSUs. As of the date of this Agreement, 2,852,431 Company Common Shares are reserved for issuance upon the exercise of the outstanding Company Options. 222,324 Company Warrants are issued and outstanding. 5,625,572 Company Common Shares have been reserved for issuance upon the Eagle Share Exchange.

(b) Other than the Company Options, Company Restricted Shares, Company RSUs, Company Warrants and as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Shareholders Agreement, and the Ancillary Agreements, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries.

(c) As of the date of this Agreement, the Company has furnished or made available to SPAC the following information with respect to each Company Option, Company Restricted Share and Company RSU (each, a “Company Share Award”): (i) the name of the Company Share Award recipient; (ii) the number of Company Common Shares subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule applicable to such Company Share Award; and (vi) the date on which such Company Share Award expires, if applicable.  The Company has made available to SPAC accurate and complete copies of the Company Equity Plan pursuant to which Company has granted certain Company Share Awards that are currently outstanding and all forms of award agreements evidencing such Company Share Awards, including those Company Share Awards not granted under the Company Equity Plan.  No Company Option was granted to a United States employee with an exercise price per share less than the fair market value of the underlying Company Common Share as of the date such Company Option or has any feature for the deferral of compensation within the meaning of Section 409A of the Code.

(d) Other than pursuant to the Shareholders Agreement or the Articles of the Company, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens other than Permitted Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(f) The Company has furnished or made available to SPAC the following information with respect to the Company Shareholders as of the date hereof: (i) the name of each Company Shareholder and (ii) the class and number of all Company Shares owned by such Company Shareholder. As of the date hereof, the Company Shareholders listed in Section 4.03(f) of the Company Disclosure Schedule collectively own, directly and beneficially and of record, all of the issued and outstanding Company Shares as of the date hereof. As of the date hereof, the Company Shares held by the Key Company Shareholders represent at least forty percent (40%) of the issued and outstanding voting Company Shares on a fully diluted and as-converted basis.

(g) All outstanding Company Shares and all outstanding Company Share Awards, as well as outstanding shares of capital stock of each Company Subsidiary, have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all pre-emptive rights and other requirements set forth in the organizational documents of the Company or any Company Subsidiary and in any applicable contracts to which the Company or any Company Subsidiary is a party.

(h) The Company is not a reporting issuer (as such term is defined in the Securities Act (British Columbia)).

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Transactions, the approval of the Company Arrangement Resolution, the Final Order, the Interim Order and the filing and recordation of appropriate documents as required by the DGCL or the BCBCA, as the case may be). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL or the BCBCA, as the case may be; the Interim Order and any filings required in order to obtain, and approval required under, the Interim Order; the Final Order, and any filings required in order to obtain the Final Order; and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the articles of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States, Canadian, Colombian, Portuguese or other statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, administrative act, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States, Colombian, Portuguese or Canadian federal, state, provincial, county or local or other national, regional or local government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate merger documents or other documents as required by the DGCL or the BCBCA, as the case may be, the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, which, in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance.

(a) Since January 1, 2018, each of the Company and the Company Subsidiaries holds and has held and is and has been in possession of all franchises, grants, authorizations, licenses, permits (including imports and exports permits), quotas (cupos), registrations, good manufacturing practices certificates, easements, variances, exceptions, consents, concessions, certificates, approvals and orders of any Governmental Authority necessary and/or required pursuant to applicable Law for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it has been and is now being conducted, as applicable (the “Company Permits”), except where failure to have such Company Permits would not be material to the Company and the Company Subsidiaries, taken as a whole. Section 4.06(a) sets forth a complete and accurate list of all Company Permits material to the Company and the Company Subsidiaries taken as a whole that are currently in effect. All such Company Permits necessary and/or required pursuant to applicable Law for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, are valid, updated as required by applicable Law and currently in-effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is or has been, nor any event or circumstance has occurred that could reasonably be expected to result, in a conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not be material to the Company and the Company Subsidiaries, taken as a whole.

(b) Since January 1, 2018, neither the Company nor any Company Subsidiary has received any inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting noncompliance with applicable Laws or any Company Permit except as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and each person acting on behalf of the Company has been in compliance with all applicable Laws relating to the regulation applicable to the Company and each Company Subsidiary in any country, including Privacy/Data Security Laws, health care, cannabis, environmental, corporate, customs, foreign exchange and foreign investment regulations and personal health information Laws, except where the failure to comply with such applicable Laws would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c) The execution and delivery of this Agreement by the Company and the consummation of the Transactions do not and will not result in any material breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give any Governmental Authority any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on, any Company Permit except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Company and the Company Subsidiaries have timely filed the requests before the applicable Governmental Authority for the quotas (cupos) for fiscal year 2021 for cultivation, national use, production and/or export of cannabis and manufacture of cannabis products and all such requests have complied in all material respects with applicable Law except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no event has occurred, and no condition or circumstance exists, other than any event, condition or circumstance that arises from or relates to COVID-19 and COVID-19 Measures, that could reasonably be expected to materially impede or preclude the Company or any Company Subsidiary from cultivating, using in Colombia, producing and/or exporting the quantity of cannabis and cannabis products assigned and/or conferred under any quota (cupo) that is currently in effect for fiscal year 2020 or any quota (cupo) to be granted for fiscal year 2021 in accordance with the respective quota requests that have been filed by the Company and the Company Subsidiaries before the relevant Governmental Authorities.

SECTION 4.07 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for each of the years ended December 31, 2018 and December 31, 2019 (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC true and complete copies of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2020, and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the three (3)-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. As promptly as practicable after the date hereof, the Company shall make available to SPAC true and complete copies of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of June 30, 2020, and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the six (6)-month period then ended. Such unaudited financial statements shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The March 31, 2020 balance sheet as of the date of this Agreement and the June 30, 2020 balance sheet as of the Closing Date, as context may require, are each referred to herein as the “2020 Balance Sheet”.

(c) Except as and to the extent set forth on the Audited Financial Statements, the 2020 Balance Sheet or Section 4.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since the date of the 2020 Balance Sheet, which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(d) The representations and warranties set forth in Section 4.07(d) of the Company Disclosure Schedule are true and correct as qualified therein.

SECTION 4.08 Absence of Certain Changes or Events. Since the date of the 2020 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures or as expressly contemplated or permitted by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business and (c) there has not been any Company Material Adverse Effect.

SECTION 4.09 Absence of Litigation. As of the date hereof, except as would not have a Company Material Adverse Effect, there is no litigation, suit, claim, action, complaint, grievance, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. As of the date hereof, except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, (i) all material employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any right or obligation, including all employment agreements with Colombian key executives, (ii) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (iii) all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit (prestaciones sociales), paid leaves, legal and extra-legal benefits, indemnification payments, golden parachutes and vacation plans or arrangements or other employee benefit plans, programs or arrangements, in each case which are maintained, offered, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or could incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the plan document and all amendments thereto and each trust or other funding arrangement and (ii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. With respect to each Plan governed by the Laws of the United States, the Company has made available to SPAC, if applicable, (w) copies of the most recent summary plan descriptions and summary of material modifications, (x) copies of the three (3) most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (y) copies of the most recently received IRS determination letter for each such Plan and (z) copies of the non-discrimination testing results for the three (3) most recent Plan years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by applicable Law.

(c) None of the Plans governed by the Laws of the United States is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans governed by the Laws of the United States provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical, disability or life insurance benefits, or any other benefit to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or similar state or local Law. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(f) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Plan is and has been within the past three (3) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan governed by the Laws of the United States that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) With respect to Plans governed by the Laws of the United States: (i) there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any such Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries; (ii) there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable; (iii) the Company and each ERISA Affiliate have each complied, in all material respects, with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; (iv) the Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”); (v) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA; and (vi) each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. All such contributions have been fully deductible for social security contributions and income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

SECTION 4.11 Labor and Employment Matters.

(a) To the extent permitted to be disclosed pursuant to applicable Law, the Company has furnished or made available to SPAC a true and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) target commission, bonus or other incentive based compensation; and (vi) a description of any fringe benefits provided to each such individual as of the date hereof that cost $1,000 or more annually and are not provided to similarly situated employees.

(b) Except as set forth on Section 4.11(b) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages (including overtime, night work or work on holidays/Sundays), commissions, bonuses, legal and extralegal-benefits and fringe benefits (prestaciones sociales), payable to all employees of the Company and any Company Subsidiary for services due and payable before or on the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(c) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or by labor/employment authorities including social security entities, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement (convención colectiva), collective agreement (pacto colectivo) or arbitral award or other contract with a union applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has materially breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any Governmental Authority with similar functions in any other jurisdiction or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is not currently and has not been within the past five (5) years, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. Except as set forth in the contracts for employment and consulting services set forth in Section 4.10(a), all employees of the Company and the Company Subsidiaries are employed on an at-will basis.

(d) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are and have been in compliance with all employment agreements, contractual obligations and applicable Laws relating to the employment, employment practices, employment discrimination, labor intermediation (intermediación laboral), terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, permits, meal and rest breaks, pay equity, workers’ compensation, medical leave, occupational risks and occupational safety and health requirements, including those related to wages, hours, collective bargaining (convención colectiva), collective agreements (pacto colectivo), arbitral decisions, the payment of social security contributions and payroll taxes, withholding of taxes and other sums as required by the appropriate Governmental Authority under applicable Law or contractual obligations, and since July 20, 2017 have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Company Subsidiary under applicable Law and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all current and former employees or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, legal and extra-legal benefits, fringe benefits (prestaciones sociales) paid leaves, indemnification payments, surcharges for overtime, night work or work on holidays/Sundays, and other compensation due to or on behalf of Company or Company Subsidiary employees under applicable Law and there is no claim with respect to payment of wages, salary, social security contributions or overtime pay that has been asserted in writing since July 20, 2017, or is now pending or, to the knowledge of the Company, threatened in writing before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no Action with respect to a violation of any occupational safety or health standards that has been asserted in writing since July 20, 2017, or is now pending, or, to the knowledge of the Company, threatened in writing with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted since July 20, 2017 or is now pending or, to the knowledge of the Company, threatened in writing before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or employ any person.

(e) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each natural person who is or has been rendering services through temporary service companies and/or outsourcing companies and/or profit or non-profit entities to the Company or the Company Subsidiaries has, at all times, been accurately classified in compliance in all material respects with applicable Laws by the Company and the Company Subsidiaries, as the case may be, with respect to such services as an employee or a non-employee.

SECTION 4.12 Real Property; Title to Assets and Rights.

(a) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries has good and valid title in fee simple to each parcel of owned real property free and clear of all Liens other than Permitted Liens.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or the Company Subsidiaries have a valid leasehold estate in all leased real property free and clear of all Liens other than Permitted Liens. All such current leases and subleases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such leases or subleases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) There are no contractual, legal restrictions or Actions that preclude or will preclude the ability of the Company or Company Subsidiary to use any real property owned or leased by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries hold bank accounts in each jurisdiction where they operate and are permitted to hold banks accounts and that allow the Company and the Company Subsidiaries to carry out all banking transactions necessary to make and receive payments and investments in the ordinary course of business.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all of the following: (i) registered Company-Owned IP and applications for registrations of Company-Owned IP (showing in each, as applicable, the filing date, date of issuance and registration or application number); and (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person, in each case, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted (other than commercially available “off-the-shelf” Software with aggregate license fees of less than $250,000); and (iii) any unregistered Company-Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted that would have a replacement cost of more than $250,000.

(b) The Company or one of the Company Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), the right, title and interest in the Company-Owned IP or otherwise duly licenses or otherwise has the right to use all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries; provided however that the foregoing shall not be deemed to be a representation with respect to the non-infringement of any Intellectual Property rights of other persons, which representation shall be solely addressed in Section 4.13(d)(ii) below. All Company-Owned IP is subsisting and, to the knowledge of the Company, enforceable and valid, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c) The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to maintain, protect and enforce all Company-Owned IP, and to maintain the secrecy, confidentiality and value of its trade secrets and other material Confidential Information in its possession or control, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, neither the Company nor any Company Subsidiaries have disclosed any material trade secrets or other material Confidential Information to any other person other than pursuant to a confidentiality agreement or other similar arrangement.

(d) (i) There have been no claims properly filed and served, or threatened in writing to be filed, against the Company or any Company Subsidiary in any court, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons; (ii) to the Company’s knowledge, the operation of its business of the Company and the Company Subsidiaries (including the Company Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All employees and consultants who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with the Company or one of the Company Subsidiaries providing for the assignment to the Company or the applicable Company Subsidiary of the right, title and interest in any such Intellectual Property created, contributed, developed, or conceived by any such employees or consultants in the ordinary course of his, her, or its relationship with the Company or the applicable Company Subsidiary.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use the material Business Systems, and such Business Systems are sufficient for the needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since July 20, 2017, to the Company’s knowledge, there has not been any material failure with respect to any of the material Business Systems that has not been remedied or replaced in all material respects.

(h) The Company and each of the Company Subsidiaries have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”), except as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems, including implementing reasonable procedures and controls to prevent unauthorized to its Business Systems and the introduction of Disabling Devices. Since July 20, 2017, neither the Company nor any of the Company Subsidiaries has, to the Company’s knowledge, (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

(i) The Company and/or one of the Company Subsidiaries owns or otherwise possesses rights to use all material Business Data for the purposes for which such Business Data is used, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.14 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay (whether or not such Taxes have been reported on any Tax returns), except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses).

(c) None of the Company and its Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law); (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code.

(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of the Company or Company Subsidiaries).

(f) Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Company Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(h) There is no contract or agreement, plan or arrangement by the Company or its Company Subsidiaries covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code, except as described in the Company reports or as may arise as a result of the Transactions.

(i) Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any of its Company Subsidiaries is, or has been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k) Neither the United States Internal Revenue Service nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) None of the Company and its Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries: (i) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) is otherwise subject to taxation in a country other than the country in which it is organized. None of the Company and its Company Subsidiaries has made an election under Section 965(h) of the Code.

(n) The Company is, and has been since its formation, treated as a foreign corporation for United States federal income tax purposes.

(o) Other than as a result of this Agreement, neither the Company nor any Company Subsidiary has suffered an ownership change within the meaning of Section 382 of the Code.

(p) The Company has not taken or agreed to take any action, and does not intend or plan to take, any action, or have knowledge of any agreement, plan or intention to take any action that is reasonably likely to prevent the Merger and the Arrangement, taken together, from qualifying as a transaction subject to Section 351 of the Code.

(q) Each of the Company and the Company Subsidiaries has complied in all material respects with all transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or non-United States Law (including Section 247 of the Income Tax Act (Canada)).

(r) Each Company Share does not, and has not at any time within the past 60 months derived, more than fifty percent (50%) of its fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Income Tax Act (Canada)), (iii) timber resource properties (as defined in the Income Tax Act (Canada)) and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii) above, whether or not the property exists.

(s) There are no circumstances existing which could result in taxes becoming payable as a result of the application to the Company or any of the Company Subsidiaries of Sections 78, 80, 80.01, 80.02, 80.03, 80.04 of the Income Tax Act (Canada) or any analogous provision of any comparable Law of any province or territory of Canada.

(t) The Company and each Company Subsidiary has charged, collected and remitted on a timely basis all Taxes as required by applicable Law (including Part IX of the Excise Tax Act (Canada) or the retail sales tax legislation of any province or territory of Canada) on any sale, supply or delivery whatsoever, made by such Company or Company Subsidiary.

SECTION 4.15 Environmental Matters. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (a) none of the Company nor any of the Company Subsidiaries has violated or is in violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary is located in environmentally restricted areas pursuant to applicable Environmental Laws or applicable zoning or land-use regulations; (c) to the knowledge of the Company, none of the properties currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws or which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (d) none of the Company or any of the Company Subsidiaries is actually liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (e) each of the Company and each Company Subsidiary has all permits, licenses, certificates, registrations and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (f) each of the Company and each Company Subsidiary is in compliance with its Environmental Permits; and (g) to the knowledge of the Company, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary related to any violation by the Company or any Company Subsidiary to Environmental Law or, the Environmental Permits.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over the 12-month period ending December 31, 2019;

(ii) all material contracts and agreements with customers of the Company or the Company Subsidiaries that have been referenced in any requests for quotas (cupos) filed by the Company and the Company Subsidiaries in respect of fiscal years 2020 and 2021;

(iii) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

(iv) all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all material contracts and agreements evidencing indebtedness for borrowed money of more than $1,000,000, in the aggregate;

(vi) all material definitive partnership, joint venture or similar agreements;

(vii) all material contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(viii) all leases or master leases of personal property reasonably likely to result in annual payments of $250,000 or more in a 12-month period;

(ix) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(x) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or a Company Subsidiary’s standard form customer agreements as have been provided to SPAC;

(xi) all contracts for employment and consulting services that provide for an annual base salary or fees in excess of $200,000; and

(xii) each contract and agreement the absence of which would have a Company Material Adverse Effect.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (subject to the Remedies Exception) and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17 Insurance. Except as would not have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the Company and the Company Subsidiaries, including any insurance required to be maintained by Material Contracts; (b) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (c) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy.

SECTION 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement and the Transactions and (c) resolved to recommend that the Company Shareholders approve the Company Arrangement Resolution. The approval of the Company Arrangement Resolution at the Company Meeting is the only vote of the holders of the Company Shareholders necessary to approve the Transactions (including the Arrangement and the Merger).

SECTION 4.19 Customers and Suppliers. Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of the top five (5) customers (the “Customers”) of the Company and its Company Subsidiaries (based on the revenue from such customer during the 12-month period ended December 31, 2019). Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list of the top five (5) suppliers (the “Suppliers”) of the Company and its Company Subsidiaries (based on the monies paid to such suppliers during the 12-month period ended December 31, 2019). To the Company’s knowledge, no customer or Supplier has (a) cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term or (b) notified the Company in writing of its intention, except as would not be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has (i) breached, in any material respect, any Material Contract with or (ii) engaged in any fraudulent conduct with respect to, any Customer or Supplier.

SECTION 4.20 Inventories. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary, as the case may be, has valid and legal title to the Inventories free and clear of all Liens other than Permitted Liens. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, the Inventories are in good condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they could reasonably be expected to be sold in the ordinary course of the business of the Company and the Company Subsidiaries.

SECTION 4.21 Fixtures and Equipment. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s knowledge, each of the Company and the Company Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or the Company Subsidiaries in connection with the conduct of its business (the “Fixtures and Equipment”). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s knowledge, each of the Company and the Company Subsidiaries owns all of its Fixtures and Equipment free and clear of all Liens except for (a) Liens for current taxes not yet due and (b) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

SECTION 4.22 Certain Business Practices. Since July 20, 2017:

(a) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, its employees or any independent contractor, agent or other person affiliated with the Company or Company Subsidiary, has offered, made or received on behalf of the Company or any Company Subsidiary any illegal payment or contribution of any kind, directly or indirectly, to any person, entity, or United States or foreign national, state or local government official, employees or agents or candidates therefor or other persons, including any (i) payments, gifts or gratuities, (ii) bribes, kickbacks or other similar payments, (iii) unlawful contributions to a domestic or foreign political party, candidate or (iv) unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 16 U.S.C. § 78dd-1 et seq.)

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, the employees of the Company or any Company Subsidiary, or any independent contractor, agent or any other person acting on their behalf, has given or agreed to give, directly or indirectly, any gift or similar benefit to any dealer, supplier, customer, governmental employee or other person who is or may be in a position to help or hinder the business of the Company or any Company Subsidiary (or to assist the Company or Company Subsidiary in connection with any actual or proposed transaction relating to its businesses or assets) which might subject the Company or any Company Subsidiary to any damage or penalty in any civil, criminal or governmental Action, and there have been no false or fictitious entries made in the books and records of the Company or any Company Subsidiary relating to the same.

(c) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the operations of the Company and all Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other money laundering statutes in any other jurisdiction (collectively, the “Anti-Money Laundering Laws”). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or threatened by or before any Governmental Authority. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and all Company Subsidiaries have maintained an adequate system or systems of internal control reasonably designed to ensure compliance with Anti-Money Laundering Laws and prevent and detect violations of any Anti-Money Laundering Laws.

(d) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and all Company Subsidiaries have been in compliance with all applicable Customs & International Trade Laws, and no Governmental Authority has imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of any Company Permit issued under any applicable Customs & International Trade Law, debarment or denial of future permit issued under any applicable Customs & International Trade Law against the Company or any Company Subsidiary or any of their respective directors or officers (in their capacities as such) in connection with any violation of, or failure to comply with, any Anti-Money Laundering Laws.

SECTION 4.23 Registration Statement; Canadian Information Circular.

(a) None of the information relating to the Company or the Company Subsidiaries supplied by the Company in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any Misrepresentation; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

(b) None of the information relating to the Company or the Company Subsidiaries supplied by the Company in writing for inclusion in the Canadian Information Circular will, as of the date the Canadian Information Circular (or any amendment or supplement thereto) is first mailed to the Company Shareholders, at the time of the Company Meeting, or at the Arrangement Effective Time, contain any Misrepresentation; provided, however, that the Company makes no representation with respect to any forward looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Canadian Information Circular.

SECTION 4.24 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21.

SECTION 4.25 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.26 Brokers. Other than Cowen, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports and the SPAC disclosure schedule (it being understood and agreed that information disclosed in any section of the SPAC Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the SPAC Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Certificate of Incorporation and By-laws. SPAC has prior to the date of this Agreement furnished to the Company true and complete copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents.

SECTION 5.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (x) 16,215,132 shares of SPAC Common Stock are issued and outstanding (which includes 12,965,132 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (y) no shares of SPAC Preferred Stock are issued and outstanding and (z) 17,150,000 SPAC Warrants are issued and outstanding, each exercisable for one (1) share of SPAC Common Stock at an exercise price of $11.50.

(b) All outstanding shares of SPAC Common Stock and SPAC Warrants are duly authorized, validly issued, fully paid and nonassessable, have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c) Other than the SPAC Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(d) Other than Redemption Rights, here are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

SECTION 5.04 Authority Relative to This Agreement. SPAC has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SPAC and the consummation by SPAC of the Transactions, has been duly and validly authorized by all necessary corporate action, including approval by the SPAC Board, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of SPAC Common Stock and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC, in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by SPAC does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL, and the performance of this Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by SPAC does not, and the performance of this Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover Laws, rules and regulations of Nasdaq, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. SPAC is not in conflict with, or in default, breach or violation of any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected. SPAC is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary and/or required pursuant to applicable Law for SPAC to own, lease and operate its properties or to carry on its business as it has been and is now being conducted, as applicable (the “SPAC Permits”). Section 5.06 sets forth a complete and accurate list of all SPAC Permits. All such SPAC Permits necessary and/or required pursuant to applicable Law for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted, are valid, updated as required by applicable Law and currently in-effect and no suspension or cancellation of any of the SPAC Permits is pending or, to the knowledge of SPAC, threatened in writing.

SECTION 5.07 SEC Filings; Financial Statements.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission since December 10, 2018, together with any amendments, restatements or supplements thereto (including each Additional SEC Report filed after the date hereof until Closing, collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports (i) were prepared in all material respects in accordance and comply with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, SPAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) SPAC maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning SPAC is made known on a timely basis to the individuals responsible for the preparation of SPAC’s filings with the SEC and other public disclosure documents.

(f) Neither SPAC nor any of its subsidiaries, or any director or officer of SPAC or any of its subsidiaries, or, to the knowledge of SPAC, any auditor or accountant of SPAC or any of its subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or any of its subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SPAC or any of its subsidiaries has engaged in questionable accounting or auditing practices.

(g) To SPAC’s knowledge, SPAC’s auditor has at all times since December 10, 2018 been (i) a registered public accounting firm (as defined in the Sarbanes-Oxley Act), (ii) independent with respect to SPAC within the meaning of Regulation S-X, and (iii) in compliance with subsections (g) through (i) of Section 10A of the Exchange Act and the rules promulgated thereunder.

(h) None of the information supplied by SPAC in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, (i) as of the date of the Registration Statement is made effective, (ii) as of the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the SPAC Stockholders, (iii) the time of the SPAC Stockholders’ Meeting and (iv) the Merger Effective Time, contain any Misrepresentation; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC.

(i) The information supplied by SPAC in writing for inclusion in the Canadian Information Circular shall not, at (i) the date the Canadian Information Circular (or any amendment or supplement thereto) is first mailed to the Company Shareholders, (ii) the time of the Company Meeting or (iii) the Arrangement Effective Time, contain any Misrepresentation; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC for inclusion in, or relating to information to be included in the Canadian Information Circular

SECTION 5.08 Absence of Certain Changes or Events. Since May 18, 2018, except as expressly contemplated or permitted by this Agreement, (a) SPAC has conducted its business in the ordinary course and (b) there has not been any SPAC Material Adverse Effect.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the SPAC Stockholders approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the SPAC Stockholders at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of SPAC necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock.

SECTION 5.11 Post-Closing Operations. SPAC is qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for SPAC to conduct the business of the Company and the Company Subsidiaries.

SECTION 5.12 SPAC Material Contracts.

(a) The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exception), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

SECTION 5.13 Employees. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

SECTION 5.14 Taxes.

(a) SPAC: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that are otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to it, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) SPAC is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses).

(c) SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or portion thereof on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law); (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code.

(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return.

(f) SPAC does not have any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a ruling in respect of Taxes pending between SPAC and any Tax authority.

(h) There is no contract or agreement, plan or arrangement by SPAC covering any person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code.

(i) SPAC has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) SPAC is not, and has not been a party to a “reportable transaction,” as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of SPAC, has threatened to assert against SPAC any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of SPAC.

(m) SPAC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. SPAC: (i)  has not received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) is not otherwise subject to taxation in a country other than the country in which it is organized. SPAC has not made an election under Section 965(h) of the Code.

(n) Other than as a result of this Agreement, SPAC has not suffered an ownership change within the meaning of Section 382 of the Code. SPAC has complied in all material respects with all transfer pricing rules described in Section 482 and the regulations thereunder, or any corresponding or similar provision of state, local or non-United States Law.

(o) Each share of SPAC Common Stock does not, and has not at any time since December 10, 2018, more than fifty percent (50%) of its fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Income Tax Act (Canada)), (iii) timber resource properties (as defined in the Income Tax Act (Canada)) and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii) above, whether or not the property exists.

SECTION 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “SAMAU.” The issued and outstanding shares of SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “SAMA.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “SAMAW.” There is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Common Stock or the SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Common Stock or the SPAC Warrants under the Exchange Act.

SECTION 5.16 Brokers. Except for Canaccord Genuity LLC and EarlyBirdCapital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

SECTION 5.17 Investment Company Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

SECTION 5.18 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $132,433,250.00 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at UBS Securities LLC (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 10, 2018, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate; or (b) that would entitle any person (other than SPAC Stockholders who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no claims, proceedings or other Actions pending with respect to, or against, the Trust Fund and, to the knowledge of SPAC, there are no events, circumstances or conditions that would reasonably result in any such claim, proceeding or other Actions. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (A) to SPAC Stockholders who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.

SECTION 5.19 Prior Business Operations. SPAC has limited its activities to those activities (a) contemplated in the prospectus of SPAC, dated as of December 10, 2018, or (b) otherwise necessary to consummate the Transactions.

SECTION 5.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of the Company Subsidiaries or Representatives (including the Company Shareholders), except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to SPAC or any of its respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

Article VI

REPRESENTATIONS AND WARRANTIES OF Holdco AND MERGER SUB

Holdco and Merger Sub hereby represent and warrant to SPAC and the Company as follows:

SECTION 6.01 Corporate Organization.

(a) Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Colombia. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Holdco and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a material adverse effect.

(b) Holdco is a wholly-owned subsidiary of the Company. Merger Sub is the only subsidiary of Holdco. Except for Merger Sub and as a result of the Transactions, Holdco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 6.02 Organizational Documents. Each of Holdco and Merger Sub has prior to the date of this Agreement made available to SPAC and the Company true and complete copies of the Holdco Organizational Documents and the Merger Sub Organizational Documents, respectively. The Holdco Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Holdco nor Merger Sub is in violation of any of the provisions of the Holdco Organizational Documents and the Merger Sub Organizational Documents, respectively.

SECTION 6.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Holdco consists of an unlimited number of Holdco Common Shares. As of the date of this Agreement, one (1) Holdco Common Share is issued and outstanding, which is validly issued, fully paid and non-assessable and not subject to any preemptive rights. The Company is the record and beneficial holder of such Holdco Common Share.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Holdco free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Merger Sub Organizational Documents.

(c) The outstanding Holdco Common Share has been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents.

(d) The shares constituting the Transaction Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents. The Company Shares constituting the Transaction Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

SECTION 6.04 Authority Relative to This Agreement. Each of Holdco and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Holdco and Merger Sub and the consummation by each of Holdco and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Holdco Common Shares and by Holdco (as the holder of all of the then outstanding Merger Sub Common Stock), and the filing and recordation of appropriate merger documents as required by the DGCL and the BCBCA, as the case may be, and (b) with respect to the issuance of Holdco Common Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of majority of the then-outstanding Holdco Common Shares). This Agreement has been duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Holdco and Merger Sub do not, and the performance of this Agreement by each of Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Holdco or Merger Sub or by which any of their property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or Merger Sub is a party or by which each of Holdco or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery of this Agreement by each of Holdco and Merger Sub do not, and the performance of this Agreement by each of Holdco and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, rules and regulations of Nasdaq and filing and recordation of appropriate merger documents as required by the DGCL and BCBCA, as the case may be, the Final Order, the Interim Order, and filings required pursuant to the Plan of Arrangement and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco or Merger Sub from performing its material obligations under this Agreement.

SECTION 6.06 Compliance. None of Holdco or Merger Sub is in conflict with, or in default, breach or violation of any Law applicable to Holdco or Merger Sub, respectively, or by which any property or asset of Holdco or Merger Sub is bound or affected. Holdco and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 6.07 Board Approval; Vote Required.

(a) The Holdco Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of capital stock of Holdco that is necessary to approve this Agreement, the Plan of Arrangement and the Transactions is the affirmative vote of the Company as sole shareholder of all outstanding Holdco Common Shares.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and Holdco (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole shareholder of Merger Sub).

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of the Holdco as sole stockholder of all outstanding shares of Merger Sub Common Stock.

SECTION 6.08 Post-Closing Operations; No Prior Operations of Holdco or Merger Sub.

(a) Holdco and Merger Sub are qualified and able to acquire and hold or control each Company Permit necessary for the conduct of the business of the Company and the Company Subsidiaries after the Closing under applicable Law, including the rules and regulations of the Governmental Authority that issued such Company Permit and there are no facts or circumstances that exist which would materially impair, delay or preclude SPAC’s ability to obtain any Company Permits necessary for Holdco to conduct the business of the Company and the Company Subsidiaries.

(b) Holdco and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions contemplated by this Agreement and the Ancillary Agreements. Since the date of the Holdco Organizational Documents and the Merger Sub Organizational Documents, as the case may be, neither Holdco nor Merger Sub has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor Merger Sub has any employees or liabilities under any Plan.

SECTION 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

SECTION 6.10 Proxy Statement/Prospectus and Registration Statement.

(a) None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any Misrepresentation; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

(b) None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Canadian Information Circular will, as of the date the Canadian Information Circular (or any amendment or supplement thereto) is first mailed to the Company Shareholders, at the time of the Company Meeting, or at the Arrangement Effective Time, contain any Misrepresentation; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Canadian Information Circular.

Article VII

CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

SECTION 7.01 Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger and the Arrangement.

(a) The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (w) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (x) required by Law or any Governmental Authority or (y) set forth in Section 7.01 of the Company Disclosure Schedule, unless SPAC shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed (and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within three (3) Business Days of the Company requesting consent):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to (A) protect the health or welfare of the Company’s employees, directors, officers or agents or (B) to comply with clause (ii) of this Section 7.01(a), and, in each case, the Company promptly notifies SPAC of such actions and reasonably takes into account the reasonable requests of SPAC in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19; and

(ii) the Company shall use reasonable best efforts to preserve intact the business organization of the Company and the Company Subsidiaries and preserve the business relationships of the Company and the Company Subsidiaries with significant customers, suppliers and other persons having significant business relationships with the Company and the Company Subsidiaries.

(b) By way of amplification and not limitation, except as (w) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (x) as required by Law (including COVID-19 Measures) or any Governmental Authority or (y) set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, and shall cause each Company Subsidiary, Merger Sub and Holdco not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, do any of the following without the prior written consent of SPAC, which consent shall not be unreasonably withheld, conditioned or delayed (and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within three (3) Business Days of the Company requesting consent):

(i) amend or otherwise change the Company Notice of Articles, the Company Articles or equivalent organizational documents of any Company Subsidiary in a manner that would adversely affect the Transactions;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary of the Company or any Company Subsidiary for an aggregate amount of consideration in excess of $10,000,000, except for the issuance of Company Common Shares upon exercise or settlement of Company Options or Company Warrants, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), except for grants of Company Options and other awards, including Company Restricted Shares, with respect to up to 900,000 Company Common Shares in the aggregate or (C) except in the ordinary course of business, any material assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount greater than $10,000,000;

(vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in an aggregate principal amount such that, after giving effect to the use of proceeds of such indebtedness, the amount of the Company’s net indebtedness does not exceed the amount of the Company’s outstanding indebtedness as of the date of this Agreement by more than $20,000,000.

(vii) increase the compensation or benefits payable or provided to or to become payable to be provided to, or, other than health and welfare plan renewals in the ordinary course of business consistent with past practices, the compensation or benefits provided to its executive level employees;

(viii) other than pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, (A) grant any severance or termination pay to, (B) enter into any employment, consulting or severance agreement with, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice, (C) accelerate the vesting of any Company Share Award or (D) amend or alter the exercise price of any Company Option (other than any adjustment of the exercise price of any Company Option in accordance with the Calculation Methodology) or Company Warrant;

(ix) adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x) amend and/or terminate any insurance policies of the Company or any Company Subsidiary except as may be required by applicable Law or is necessary in order to consummate the Transactions.

(xi) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xii) take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xiii) materially amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(xiv) other than as undertaken in the ordinary course, intentionally permit any material item of Company IP to lapse or to be abandoned or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP; or

(xv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing;

provided that: (A) no action by the Company or any of its affiliates, to the extent expressly permitted by an exception to any provision of this Section 7.01 will be deemed a breach of any other provision of this Section 7.01; and (B) if the Company seeks the consent of SPAC to take any action prohibited by any of this Section 7.01, and such consent is withheld by SPAC, the failure to take such action and occurrences or conditions resulting from the failure to take such action will not be deemed to be a breach of this Agreement.

SECTION 7.02 Conduct of Business by SPAC Pending the Merger and the Arrangement.

(a) SPAC agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (w) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (x) required by Law or any Governmental Authority, or (y) set forth in Section 7.02 of the SPAC Disclosure Schedule, unless the Company shall otherwise consent in writing, each of SPAC shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the Transactions.

(b) By way of amplification and not limitation, except as (w) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (x) as required by Law or any Governmental Authority, or (y) set forth on Section 7.02 of the SPAC Disclosure Schedule, SPAC shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) subject to Section 8.17, issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of SPAC (or of Holdco or Merger Sub) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of SPAC (or of Holdco or Merger Sub);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except pursuant to the Redemption Rights);

(iv) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock (except pursuant to the Redemption Rights);

(v) acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

(vi) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, other than a promissory note or notes issued or issuable to Sponsor with an aggregate principal amount of less than or equal to $500,000 (the “Sponsor Loans”), which is to be repaid by issuing to Sponsor a number of Working Capital Warrants (as defined in the SPAC Warrant Amendment) in full satisfaction of the Sponsor Loans prior to or concurrently with the Closing;

(vii) take any action with respect to accounting policies or procedures, other than as required by GAAP;

(viii) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability; or

(ix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 7.03 Claims Against Trust Account. Each of Holdco, Merger Sub and the Company agrees that, notwithstanding any other provision contained in this Agreement, none of Holdco, Merger Sub or the Company does now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among Holdco, Merger Sub, the Company and SPAC, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Holdco, Merger Sub and the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit any of Holdco, Merger Sub or the Company from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that any of Holdco, Merger Sub or the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from such party the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

SECTION 7.04 SPAC Public Filings.

(a) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

(b) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC shall use its reasonable best efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Common Stock and the SPAC Warrants on the Nasdaq Capital Market.

Article VIII

ADDITIONAL AGREEMENTS

SECTION 8.01 Preparation of SEC Documents.

(a) As promptly as practicable after the execution of this Agreement, (i) Holdco, the Company and SPAC shall prepare and Holdco shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting for the purpose of soliciting proxies from SPAC stockholders for the matters to be acted upon at the SPAC Stockholders’ Meeting and providing the public stockholders an opportunity in accordance with SPAC Organizational Documents to have their shares of SPAC Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the SPAC Proposals and (ii) Holdco, the Company and SPAC shall prepare and Holdco shall file (and the Company and SPAC shall cause Holdco to file) with the SEC a registration statement on Form S-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Holdco Common Shares and Holdco Warrants to be issued in the Arrangement and the Merger. Each party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company and SPAC shall furnish all information as may be reasonably requested by the others in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus; provided, however, that neither party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and the Company Subsidiaries as may be reasonably requested in connection with any such action; provided that, without the prior written consent of the Company, SPAC shall not use any such information for any purposes other than to obtain necessary state securities law or “Blue Sky” permits and approvals.

(b) As promptly as practicable after the Registration Statement shall have become effective, SPAC shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders as of the record date for the SPAC Stockholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by SPAC, the Company or Holdco without providing the other with a reasonable opportunity to review and comment thereon and each party shall give reasonable and good faith consideration to any comments made by any other party and their counsel. Each of SPAC, the Company and Holdco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or Holdco or their counsel in any discussions or meetings with the SEC. SPAC shall comply with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholders’ Meeting and the Redemption.

(c) If at any time prior to the Merger Effective Time any information relating to SPAC, the Company or Holdco or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or Holdco which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) Each of SPAC, the Company and Holdco will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the SPAC Stockholders’ Meeting or the Redemption, or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Arrangement, the Merger, the SPAC Stockholders’ Meeting or the Redemption. SPAC, the Company and Holdco shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus, the Registration Statement, the SPAC Stockholders’ Meeting or the Redemption, as applicable, as promptly as reasonably practicable after receipt thereof.

(e) Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of the Company and SPAC shall furnish Holdco with all information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f) SPAC, the Company and Holdco shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Common Shares or Holdco Warrants issuable in connection with the Arrangement or the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

SECTION 8.02 SPAC Stockholders’ Meetings. SPAC shall call the SPAC Stockholders’ Meeting in accordance with the SPAC Organizational Documents and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has cleared the Proxy Statement/Prospectus for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Company in fixing the record date for the SPAC Stockholders’ Meeting and the date of the SPAC Stockholders’ Meeting, give notice to the Company of the SPAC Stockholders’ Meeting and allow the Company’s representatives and legal counsel to attend the SPAC Stockholders’ Meeting. Without the prior written consent of the Company, the SPAC Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Stockholders’ Meeting. SPAC shall include in the Proxy Statement/Prospectus the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the SPAC Proposals and shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders therefor. SPAC shall provide the Company with (a) updates with respect to the tabulated vote counts received by SPAC, (b) the right to demand postponement or adjournment of the SPAC Stockholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the required approval of its stockholders of the SPAC Proposals; provided, however, that SPAC shall not be permitted to postpone the SPAC Stockholders’ Meeting more than the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) ten (10) days from the date of the first SPAC Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to SPAC Stockholders, holders of SPAC Warrants and/or proxy solicitation firms.

SECTION 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Merger Effective Time, the Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated April 22, 2020 (the “Confidentiality Agreement”), by and between SPAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 8.04 Company Solicitation.

(a) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action; provided that it is understood and agreed that any action by the Company Board made in accordance with Section 8.04(b) shall not be deemed to be a breach or violation of Section 8.04(a). The Company shall, and shall instruct and cause the Company Subsidiaries and shall direct each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify SPAC (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date hereof, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 8.04(a), this Agreement shall not prevent the Company or the Company Board from, prior to obtaining the Company Required Approval, disclosing to the Company Shareholders the receipt or existence of a bona fide Company Acquisition Proposal received after the date hereof that did not result from a material breach of Section 8.04(a), if required by applicable Law; provided, however, that if the Company Board discloses any bona fide Company Acquisition Proposal to the Company Shareholders in accordance with this Section 8.04(b), the Company Board shall, (i) provide SPAC with a reasonable opportunity to review and provide comments to any such announcement or disclosure of such Company Acquisition Proposal to the Company Shareholders (such review and comment period not to exceed three (3) Business Days upon SPAC’s receipt of any announcement or disclosure) prior to the Company Board making such announcement or disclosure (and consider such comments in good faith and may accept SPACs comments in Company’s sole discretion) and (ii) reaffirm in any such announcement or disclosure to the Company Shareholders the Company Board’s recommendation of this Agreement, the Transactions and that the Company Shareholders approve the Company Arrangement Resolution.

SECTION 8.05 Employee Benefits Matters.

(a) Holdco shall, or shall cause the Company, the Surviving Corporation and each of their respective subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Closing (the “Continuing Employees”) to receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by Holdco, the Company or the Surviving Corporation or any of their respective subsidiaries, other than any defined benefit pension plan, for service accrued or deemed accrued prior to the Closing with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Holdco, the Company, the Surviving Corporation or any of their respective subsidiaries that cover the Continuing Employees or their dependents and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare Plans in which such Continuing Employee participates immediately prior to the Closing to be taken into account under those health and welfare benefit plans of Holdco, the Company, the Surviving Corporation or any of their respective subsidiaries in which such Continuing Employee participates subsequent to the Closing for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Holdco shall, or shall cause the Company, the Surviving Corporation and each of their respective subsidiaries, as applicable, to honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b) The parties shall cooperate to establish an equity incentive plan for service providers of Holdco and its subsidiaries (the “Holdco Plan”) to be effective after the Closing, which shall provide for an aggregate share reserve thereunder (the “Post-Closing Equity Pool”) equal to fifteen percent (15%) of the Benefits Pool; provided, however, that (i) only up to ten percent (10%) of the Benefits Pool shall be available for grant under the Post-Closing Equity Pool prior to the first anniversary of the Closing and (ii) only up to twelve and a half percent (12.5%) of the Benefits Pool shall be available for grant under the Post-Closing Equity Pool prior to the second anniversary of the Closing; provided further, however, all Converted Option Awards, Converted Restricted Shares and Converted Company RSUs, as provided in accordance with Section 3.04 of this Agreement, shall be deemed to be issued out of the Post-Closing Equity Pool and shall reduce the number of Holdco Common Shares available for issuance under the Holdco Plan immediately following the Closing. Any Holdco Common Shares granted under the Holdco Plan that are forfeited following grant shall be added back to the Post-Closing Equity Pool. Notwithstanding anything to the contrary herein, any awards with respect to Company Earn-Out Shares that are allocated to service providers of Holdco and its subsidiaries under the terms of the Transaction Support Agreement shall be provided under a separate equity incentive plan and shall not reduce the Post-Closing Equity Pool.

(c) Notwithstanding anything in this Section 8.05 to the contrary, nothing contained herein, whether express or implied, is or will be deemed to be an establishment, amendment or other modification of any Plan or any employee benefit plan of Holdco or any of its affiliates, or shall limit the right of Holdco or any of its affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan following the Closing. The parties acknowledge and agree that all provisions contained in this Section 8.05 are included for their sole benefit, and that nothing in this Section 8.05, whether express or implied, shall create any third party beneficiary or other rights: (i) in any other person, including any Continuing Employee, any participant in any Plan or employee benefit plan of Holdco or any of its affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Holdco or any of its affiliates or to any particular term or condition of employment.

SECTION 8.06 Directors’ and Officers’ Indemnification.

(a) To the fullest extent permitted under applicable Law, the Holdco Governance Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Governance Documents and the SPAC Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or SPAC (each such individual, a “D&O Indemnified Party”), unless such modification shall be required by applicable Law. Holdco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent organizational documents of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, managers, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) SPAC and the Company shall each obtain, fully pay the premium for, and maintain prior to the Closing fully-paid “tail” insurance policies for, with respect to SPAC, a term of six (6) years from the Closing Date, and with respect to the Company, a term of one (1) or six (6) years from the Closing Date (each a “D&O Tail Policy” and collectively, the “D&O Tail Policies”, and the applicable period for any D&O Tail Policies, the “Tail Period”) with terms and scope of coverage at least as favorable as their respective directors and officers insurance policies; provided, however, that nothing in this Section 8.06(b) shall relieve Holdco or the Company of its other obligations under this Section 8.06, or allow Holdco or the Company to delay in its performance of its obligations under this Section 8.06 and otherwise to provide indemnification for or make any expense advances with respect to the expenses of any claim for indemnification by a D&O Indemnified Party. Holdco shall cause SPAC and Holdco to maintain the D&O Tail Policies in full force and effect, for their full terms, and cause all obligations thereunder to be honored by Holdco, the Company and SPAC. Such D&O Tail Policies shall be non-cancellable and placed with the incumbent insurers using the policies that were in place as of the date of this Agreement (unless the incumbent insurers will not offer such policies in which case coverage for the Tail Period shall be placed with a substantially comparable insurer with the same or better terms, conditions, exclusions, retentions and limits of the expiring policies). SPAC and the Company will instruct the insurers and their brokers that they may communicate directly with the D&O Indemnified Party(ies) regarding such claim, and Holdco, the Company and SPAC will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request.

(c) Prior to the Closing Date, Holdco shall purchase and maintain for such periods as the Holdco Board shall in good faith determine, at its expense, insurance reasonable for Holdco, given its size and activities in an amount of coverage of at least ten million dollars ($10,000,000) or, on an aggregate basis, a premium not to exceed two million seven hundred fifty thousand dollars ($2,750,000), prior to the Closing Date, on behalf of any person who after the Closing is or was a director or officer of Holdco, or is or was serving at the request of Holdco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of Holdco, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions (the “Holdco D&O Policy”).

(d) In the event Holdco, the Company, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Holdco, the Company, the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.06.

(e) The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 8.06 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

SECTION 8.07 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. The failure by the Company or SPAC to give notice under this Section 8.07 shall not be deemed to be a breach under this Section 8.07, unless such breach is knowing and with the intent to breach this Section 8.07 and in any event shall not give rise to any additional damages above and beyond the breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

SECTION 8.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, and in any event prior to the Outside Date, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 8.09 Public Announcements.

(a) The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise required by applicable Law or the requirements of the Nasdaq Capital Market, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements or the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 8.09 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 8.10 Tax Matters.

(a) Intended Tax Treatment. For the United States Federal income tax purposes, the Arrangement and the Merger, taken together, are intended to be treated as an integrated exchange governed by the provisions of Section 351 of the Code. From and after the date of this Agreement and until the Merger Effective Time, each party hereto shall use its reasonable best efforts to cause the Arrangement and the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Arrangement and the Merger from qualifying, as an integrated exchange governed by the provisions of Section 351 of the Code. Following the Merger Effective Time, each party hereto shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to cause the Arrangement and the Merger to fail to qualify as an integrated exchange governed by the provisions of Section 351 of the Code. To the extent any party hereto has a United States federal income tax reporting obligation with respect to the Transactions, such party shall report the Transactions as an exchange under Section 351 of the Code unless otherwise required by Law. Holdco shall or, after the Closing, shall cause SPAC to comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6).

(b) Tax Covenants. From the date of this Agreement to the Merger Effective Time, (i) the Company shall, and shall cause each of the Company Subsidiaries to and (ii) SPAC shall:

(i) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(ii) deliver drafts of such Post-Signing Returns to the other party no later than ten Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(iii) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

(iv) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(v) promptly notify the other party of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such party or its subsidiaries in respect of any Tax matter.

(c) Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions shall be borne by SPAC.

(d) Withholding. Notwithstanding anything to the contrary in this Agreement, Merger Sub, Holdco, the Company and SPAC and/or Exchange Agent shall be permitted to deduct and withhold from any payment made in respect of this Agreement all amounts that may be required to deduct and withhold pursuant to applicable Laws; provided that the parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Laws. To the extent that such amounts are so withheld and paid to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the person with respect to which such withholding was made.

SECTION 8.11 Nasdaq Listing. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the Holdco Common Shares and Holdco Warrants issuable in the Merger or the Arrangement under Article III and the Holdco Common Shares that will become issuable upon the exercise of the Holdco Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 8.12 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

SECTION 8.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under any Applicable Antitrust Laws if any filing under any Antitrust Laws are required.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 8.14 Contributions and Restructuring After the Merger Effective Time.

(a) Immediately following the Merger Effective Time, Holdco shall contribute, as a capital contribution from Holdco to its wholly-owned subsidiary, all of the issued and outstanding shares of capital stock of the Surviving Corporation to the Company in exchange for Company Common Shares, such that Surviving Corporation shall become a wholly-owned subsidiary of the Company.

(b) Immediately following the consummation of the SPAC Contribution and as a capital contribution by the Company to its wholly-owned subsidiary, the Company shall contribute all of the issued and outstanding shares of capital stock of US Subsidiary to SPAC in exchange for SPAC Common Stock, such that US Subsidiary shall become a wholly-owned subsidiary of SPAC.

SECTION 8.15 PCAOB Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2018 and December 31, 2019, the reviewed consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of March 31, 2020 and June 30, 2020, and the related audited or unaudited, as applicable, consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for the periods then ended, each audited or reviewed, as applicable, in accordance with the auditing standards of the PCAOB for public companies as required by the SEC in connection with the filing of a Form S-4 (collectively, the “PCAOB Financials”) not later (i) one (1) Business Day after delivery to the Company from its certified public accountant of the PCAOB Financials as of and for the three (3) month period ended as of March 31, 2020 and (ii) September 15, 2020 for the PCAOB Financials as of and for the three (3) and six (6) month periods ended as of June 30, 2020.

SECTION 8.16 Eagle Share Exchange. The Company shall use its reasonable best efforts to cause the Eagle Minority Shareholders to, and shall cause Eagle and any other applicable Company Subsidiary to, take all action required to complete and consummate the Eagle Share Exchange immediately prior to the Arrangement Effective Time.

SECTION 8.17 PIPEs. Notwithstanding Section 7.02(b)(ii) or anything to the contrary in this Agreement, subject to the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned if the PIPE is a Qualifying PIPE as defined in Schedule 8.17), SPAC shall be permitted to enter into a binding agreement or agreements with a financing source or sources relating to a PIPE transaction or transactions (such agreements, “PIPE Documents”). During the pendency of any negotiations with respect to a PIPE transaction, SPAC shall keep the Company informed on a continuing basis of the status of such negotiations, the identity of proposed financing sources and the proposed terms of such PIPE and shall promptly provide to the Company copies of any indicative or definitive agreements proposed to be entered into by SPAC with respect to a PIPE. Upon and following the entry of SPAC into any PIPE Document, SPAC shall, and shall cause their respective Representatives to, take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable to satisfy the conditions under the PIPE Documents to consummate the transactions contemplated by the PIPE Documents to occur. SPAC shall keep the Company promptly apprised of the status of matters relating to the PIPEs.

SECTION 8.18 SPAC Extension. SPAC shall use its reasonable best efforts to take all actions necessary (including at the request of the Company) to obtain the approval of the SPAC Stockholders to extend the deadline for SPAC to consummate its initial business combination to December 31, 2020 (such extension, the “SPAC Extension”) and shall use its reasonable best efforts to obtain such approval. In connection with obtaining the approval, SPAC shall prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies from the SPAC Stockholders to approve, at a special meeting, an amendment to the SPAC Organizational Documents to provide for the SPAC Extension, and providing the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in connection therewith (the “Extension Proxy Statement”).

SECTION 8.19 Indebtedness Covenants. If at any time prior to Closing the Company is in default or noncompliance with any term, condition or financial or negative covenant (collectively, the “Indebtedness Covenants”) in any agreement of the Company for any indebtedness of the Company, the Company shall cure such default or noncompliance, or obtain a waiver therefor, as promptly as practicable following receipt of notice from the applicable counterparty of such indebtedness of any breach or noncompliance of any such Indebtedness Covenants.

SECTION 8.20 Disclosure Schedules. Notwithstanding anything to the contrary in this Agreement, the Company shall within seven (7) calendar days of the date of this Agreement, deliver to SPAC Sections 4.03, 4.06, 4.11 and 4.16 of the Company Disclosure Schedule (the “Post-Signing Schedules”), and the Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on the Post-Signing Schedules and other related documents, and shall accept in its reasonable discretion the reasonable comments made by SPAC and its counsel. The Post-Signing Schedules will be deemed to have supplemented the Company Disclosure Schedules as if such Post-Signing Schedules were included in the Company Disclosure Schedules as of the date of this Agreement; provided, that, if any such Post-Signing Schedule would result in, or includes any facts or circumstances that would result in, a Company Material Adverse Effect or otherwise cause the nonsatisfaction of any condition set forth in Section 9.02, the parties acknowledge and agree that the condition set forth in Section 9.02(e) or such other condition shall not be satisfied and SPAC shall have the right to terminate this Agreement in accordance with Article X below.

Article IX

CONDITIONS TO THE TRANSACTIONS

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing by SPAC and the Company of the following conditions:

(a) Company Arrangement Resolution. The Company Required Approval of the Company Arrangement Resolution shall have been approved at the Company Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Company Arrangement Resolution shall have been delivered to SPAC.

(b) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the SPAC Stockholders.

(c) Interim and Final Order. The Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall have not been set aside or modified in a manner unacceptable to either the Company or SPAC, each acting reasonably, on appeal or otherwise.

(d) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(e) Antitrust Approval and Waiting Period. All required filings under the applicable Antitrust Laws, if any, shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under applicable Antitrust Laws shall have expired or been terminated, if any, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by SPAC to the SPAC Stockholders and the Canadian Information Circular to the Company Shareholders, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not withdrawn.

(g) Arrangement Dissent Rights. Arrangement Dissent Rights shall not have been exercised (and not withdrawn) with respect to more than ten percent (10%) of the issued and outstanding Company Shares.

(h) Nasdaq Listing. The Holdco Common Shares and Holdco Warrants issuable under Article III and the Holdco Common Shares that will become issuable upon the exercise of the Holdco Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(i) D&O Tail Policies. The D&O Tail Policies and the Holdco D&O Policy shall have been bound and effective on or prior to the Closing.

SECTION 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing by SPAC of the following additional conditions:

(a) Representations and Warranties. (i) The (A) representations and warranties of the Company contained in Section 4.03(a) (Capitalization) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date except for de minimis errors therein (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) representations and warranties of the Company contained in Section 4.01(a) (first sentence) (Organization and Qualification; Subsidiaries), Section 4.02 (last sentence) (Governance Documents), Section 4.04 (Authority Relative to This Agreement), Section 4.08(c) (Absence of Certain Changes or Events), Section 4.26 (Brokers) and each representation and warranty in Article IV that is qualified by “Company Material Adverse Effect” or any similar limitation set forth herein shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). (ii) Each representation and warranty of the Company contained in this Agreement (other than those referred to in clause (i) of this Section 9.02(a)) shall be true and correct (without giving effect to any limitation as to “material”, “in all material respects” any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) Ecomedics Certificate. The Company shall cause Ecomedics to have delivered to SPAC a certificate, dated the date of Closing, signed by an officer of Ecomedics, certifying the accuracy of certain factual statements as to the history and historic business activities of Ecomedics in the form attached hereto as Schedule 9.02(d).

(e) Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(f) Investors’ Rights Agreement. Holdco shall have delivered, or cause to be delivered, the Investors’ Rights Agreement duly by Holdco.

(g) Chief Executive Officer Employment Agreement. The Chief Executive Officer of the Company and Holdco shall have executed an amended and restated employment agreement in accordance with the terms set forth on Schedule 9.02(g).

(h) Eagle Share Exchange. The Eagle Share Exchange shall have been completed immediately prior to the Arrangement Effective Time.

SECTION 9.03 Conditions to the Obligations of the Company, Holdco and Merger Sub. The obligations of the Company, Holdco and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing by the Company of the following additional conditions:

(a) Representations and Warranties. (i) The (A) representations and warranties of SPAC contained in Section 5.03(a) (Capitalization) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date except for de minimis errors therein (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) representations and warranties of SPAC, contained in Section 5.01(a) (first sentence) (Corporate Organization), Section 5.02 (last sentence) (Certificate of Incorporation and By-laws), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events), Section 5.16 (Brokers), Section 5.18 (SPAC Trust Fund) and each representation and warranty in Article V that is qualified by “SPAC Material Adverse Effect” or any similar limitation set forth herein shall be true and correct in all respects as of the Closing as though made on the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). (ii) Each representation and warranty of SPAC contained in this Agreement (other than those referred to in clause (i) of this Section 9.03(a)) shall be true and correct (without giving effect to any limitation as to “material”, “in all material respects” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a)(i), Section 9.03(b), Section 9.03(d) and Section 9.03(f), including, in respect of Section 9.03(f) reasonable supporting materials for the amount of each item included within such calculation.

(d) Material Adverse Effect. Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred.

(e) FIRPTA Tax Certificates. On or prior to the Closing, SPAC shall deliver to the Company a properly executed certification that the shares of SPAC Common Stock are not “United States real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(f) Available Net Cash. After giving effect to the exercise of the Redemption Rights and payments related thereto, SPAC shall have at least an aggregate of sixty million dollars ($60,000,000) of cash held either in or outside the Trust Account, including the aggregate amount of any proceeds from the PIPEs consummated prior to, or as of, the Closing.

(g) Resignation. Other than the director nominated by SPAC prior to Closing who the parties shall have identified as a continuing director, all members of the SPAC Board shall have executed written resignations effective as of the Merger Effective Time.

Article X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Arrangement Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Arrangement Effective Time shall not have occurred prior to December 31, 2020 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting;

(e) by SPAC if the Company Board has withdrawn or modified in any manner adverse to SPAC its approval or recommendation of the Transactions or this Agreement;

(f) by SPAC if the Company Required Approval shall not have been obtained at the Company Meeting in accordance with the Interim Order and applicable Law;

(g) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.02(a) and 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 10.01(g) unless such breach remains uncured thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Sections 9.03(a) and 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and the Company is not then in material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(h) unless such breach remains uncured thirty (30) days after written notice of such breach is provided by the Company to SPAC; or

(i) by SPAC, if there shall have occurred a Company Material Adverse Effect.

SECTION 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 10.02, Section 10.03, Article XI and any corresponding definitions set forth in Article I, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach of this Agreement.

SECTION 10.03 Transaction Expenses. In the event that this Agreement is terminated in accordance with Section 10.01 above, all Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the party incurring such Transaction Expenses, except for Shared Transaction Expenses, which shall be borne equally between SPAC and the Company. If the Transactions are consummated, subject to Section 3.01(a), Holdco shall bear the reasonable and documented Transaction Expenses of all of the parties.

SECTION 10.04 Amendment. Subject to applicable Law and the Interim Order, this Agreement and the Plan of Arrangement, may, at any time and from time before or after the Company Meeting, but not later than the Arrangement Effective Time, be amended by mutual written agreement of each of the parties hereto, without further notice to or authorization on the part of the Company Shareholders. Without limiting the generality of the foregoing, any such amendment may: (a) change the time for the performance of any of the obligations or acts of the parties; (b) modify any representation or warranty contained herein or in any document to be delivered pursuant hereto; (c) modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the parties; and (d) modify any mutual conditions contained herein. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 10.05 Waiver. At any time prior to the Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Holdco or Merger Sub contained herein or in any document delivered by the Company, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, Holdco or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of SPAC, Holdco or Merger Sub contained herein or in any document delivered by SPAC, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of SPAC, Holdco or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article XI

GENERAL PROVISIONS

SECTION 11.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Merger Effective Time, except that (a) this Article XI shall survive the Merger Effective Time and (b) this Section 11.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and the remedies that may be available under Section 11.10.

SECTION 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by email to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to SPAC:

Schultze Special Purpose Acquisition Corp.
Attention: George Schultze; Gary Julien
Email: schultze@samco.net; gjulien@samco.net

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

if to the Company, Holdco or Merger Sub:

Clever Leaves International Inc.

Attention: Kyle Detwiler

Email: kyle.detwiler@cleverleaves.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

Attention: Sebastian L. Fain, Esq.

    Pamela L. Marcogliese, Esq.

Email: sebastian.fain@freshfields.com

    pamela.marcogliese@freshfields.com

SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 11.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

SECTION 11.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Chancery Court of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, SPAC, Holdco, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCHULTZE SPECIAL PURPOSE ACQUISITION cORP.

By	/s/ George J. Schultze
Name:	George J. Schultze
Title:	Chief Executive Officer and President

CLEVER LEAVES HOLDINGS INC.

By	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	Director

NOVEL Merger Sub INC.

By	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	Chief Executive Officer

CLEVER LEAVES INTERNATIONAL INC.

By	/s/ Kyle Detwiler
Name:	Kyle Detwiler
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

EXHIBIT A

Investors’ Rights Agreement

Exhibit A

EXHIBIT A

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [__] day of [____], 2020, by and among Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), and the undersigned parties listed under Investors on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of July 25, 2020 (the “BCA”), by and among the Company, Schultze Special Purpose Acquisition Corp., a Delaware corporation (“Schultze”), Novel Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada, pursuant to which, among other things, Merger Sub will merge with and into Schultze (with Schultze being the surviving entity) in exchange for Schultze’s stockholders receiving Common Shares of the Company as provided by the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA, the Company has agreed to grant to the Investors certain rights with respect to nomination of directors and the registration of the Registrable Securities (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS. The following terms used herein have the following meanings:

1.1.	“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

1.2.	“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

1.3.	“Assignment Agreement” means that certain Assignment, Assumption and Amendment Agreement dated as of [__], 2020, by and among the Company, Schultze and Continent Stock Transfer & Trust Company.

1.4.	“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

1.5.	“Board of Directors” means the board of directors of the Company.

1.6.	“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

1.7.	“Common Shares” means the Common Shares of the Company.

1.8.	“Company” is defined in the preamble to this Agreement.

1.9.	“Demand Registration” is defined in Section 2.1.1.

1.10.	“Demanding Holder” is defined in Section 2.1.1.

Exh. A-1

1.11.	“Earn-Out Shares” means the Common Shares issuable pursuant to the Transaction Support Agreement.

1.12.	“Earn-Out Target Conditions” means the First Level Earn-Out Target and the Second Level Earn-Out Target (each as defined in Exhibit A to the Transaction Support Agreement).

1.13.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.14.	“Form S-3” is defined in Section 2.2.4.

1.15.	“Indemnified Party” is defined in Section 4.3.

1.16.	“Indemnifying Party” is defined in Section 4.3.

1.17.	“Independent Director” shall mean a director who complies with the independence requirements for directors with respect to the Company (without reference to any applicable exemptions from such requirements, and without reference to any heightened requirements for service on the audit committee of the Board of Directors) for companies listed on Nasdaq.

1.18.	“Initiating Holders” is defined in Section 2.1.1.

1.19.	“Investor” is defined in the preamble to this Agreement.

1.20.	“Investor Indemnified Party” is defined in Section 4.1.

1.21.	“Maximum Number of Shares” is defined in Section 2.1.4.

1.22.	“Minimum Holding Condition” is defined in Section 6.1.1.

1.23.	“Misstatement” is defined in Section 3.1.4.

1.24.	“Notices” is defined in Section 6.3.

1.25.	“Permitted Transferees” means (i) with respect to any Investor, its (a) officers, directors, members, consultants or Affiliates, (b) relatives and trusts for estate planning purposes, (c) descendants upon death or (d) pursuant to a qualified domestic relations order; (ii) the Company; and (iii) any other Investor.

1.26.	“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

1.27.	“Piggy-Back Registration” is defined in Section 2.2.1.

1.28.	“Pro Rata” is defined in Section 2.1.4.

Exh. A-2

1.29.	“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

1.30.	“Registrable Securities” means (i) any Common Shares issued to an Investor pursuant to the terms of the BCA, (ii) any Common Shares issuable upon the exercise of the Warrants, and (iii) any Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Shares referenced in clauses (i) and (ii) above. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are freely saleable under Rule 144 under the Securities Act without volume limitations.

1.31.	“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

1.32.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

1.33.	“SPAC Director” means an individual elected to the Board of Directors that has been nominated by the Investors pursuant to this Agreement.

1.34.	“SPAC Majority Holders” is defined in Section 6.1.1.

1.35.	“SPAC Shares” means Common Shares held by the Investors.

1.36.	“Warrants” means the Private Warrants and Public Warrants issued pursuant to the Existing Warrant Agreement (each as defined in the Assignment Agreement) and assumed by the Company pursuant to the Assignment Agreement.

1.37.	“Transaction Support Agreement” means the Transaction Support Agreement dated as of July 25, 2020, by and among the Company, Schultze and the other parties party thereto.

1.38.	“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

Exh. A-3

2.	REGISTRATION RIGHTS.

2.1.	Demand Registration.

2.1.1. Request for Registration. At any time and from time to time on or after the expiration of the Lockup Period (as such term is defined in the Transaction Support Agreement), Investors holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Investors (such Investors, the “Initiating Holders”) may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company, and provide the information request by the Company to prepare the Registration Statement, within five (5) days after the receipt by the holder of the notice from the Company. Upon any such request and provision of such information, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.1.1 in respect of all Demand Registrations initiated by the Investors.

2.1.2. Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority in interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated. For the avoidance of doubt, any terminated Registration Statement shall be counted as a Demand Registration provided for in Section 2.1.

2.1.3. Underwritten Offering. If a majority in interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Initiating Holders.

Exh. A-4

2.1.4. Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises, in its good faith opinion, the Company and the Demanding Holders that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Shares or other securities which the Company desires to sell and the shares of Common Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Initiating Holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Shares or other securities that any other Demanding Holders desire to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Demand Registration Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If a majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration then such registration shall count as a Demand Registration provided for in Section 2.1.

2.2.	Piggy-Back Registration.

2.2.1. Piggy-Back Rights. If at any time on or after the date the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for the registration of shares or equity securities underlying any Warrants, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice, provided such holders also provide the information requested by the Company to prepare the Registration Statement within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

Exh. A-5

2.2.2. Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities that in its good faith opinion the dollar amount or number of shares of Common Shares which the Company desires to sell, taken together with shares of Common Shares, if any, as to which registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Shares, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

(a) If the registration is undertaken for the Company’s account: (A) the shares of Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (C) to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and

(b) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, the shares of Common Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Shares or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Shares or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Shares or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

Exh. A-6

2.2.3. Piggyback Registration Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement.

2.2.4. Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”) so long as such request covers at least $25 million worth of the market value of Common Shares; provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will give written notice of the proposed registration to all other holders of Registrable Securities, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in such registration on such Form S-3 shall so notify the Company, and provide the information request by the Company to prepare the Registration Statement, within five (5) days after the receipt by the holder of the notice from the Company. As soon as practicable thereafter, the Company shall effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.2.4: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $25 million. Registrations effected pursuant to this Section 2.2.4 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3.	REGISTRATION PROCEDURES.

3.1. Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as reasonably possible, and in connection with any such request:

3.1.1. Filing Registration Statement. The Company shall use commercially reasonable efforts after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonably efforts to cause such Registration Statement to become effective and, upon request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

Exh. A-7

3.1.2. Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements. Except as otherwise set forth herein, the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act in order to enable the disposition of all Registrable Securities and other securities covered by such Registration Statement.

3.1.4. Notification. After the filing of a Registration Statement, the Company shall promptly after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within five (5) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order; and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (a “Misstatement”), and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

3.1.5. State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or to file a general consent to service of process in any jurisdiction, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

Exh. A-8

3.1.6. Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable in an underwritten offering, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. No holder of Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7. Cooperation. The chief executive officer, the chief financial officer, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors in an underwritten offering.

3.1.8. Records. The Company shall make available for inspection by any seller of Registrable Securities included in the Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any such seller of Registrable Securities or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters. The Company shall obtain an opinion or comfort letter from the Company’s legal counsel and independent public accountants delivered to any Underwriter in the event of an underwritten offering, in customary form and covering such matters of the type customarily covered by any opinions or comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority in interest of the participating holders.

3.1.10. Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

3.1.12. Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.1.13. Other. The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investors, in connection with any Registration.

Exh. A-9

3.2. Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv) or that a Registration Statement contains a Misstatement, each holder of Registrable Securities included in any Registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or is advised in writing by the Company that the use of the prospectus contained in such Registration Statement may be resumed, and, if so directed by the Company, each such holder will deliver to the Company all written copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The Company shall immediately notify the holders of Registrable Securities of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3. Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.2.4, and all of the following expenses incurred in performing or complying with its other obligations under this Agreement: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and reasonable fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable and documented fees and expenses, not to exceed $75,000 in connection with any Registration Statement, of one legal counsel selected by the holders of a majority in interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter Pro Rata in proportion to the respective amount of shares each is selling in such offering.

3.4. Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal, provincial and applicable state securities laws.

Exh. A-10

4.	INDEMNIFICATION AND CONTRIBUTION.

4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Investor whose Registrable Securities are covered by a Registration Statement, such Investor’s officers, directors and each Person, if any, who controls such Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any out-of-pocket expenses, losses, judgments, claims, damages or liabilities (collectively, “Losses”), caused by any Misstatement or alleged Misstatement contained in any Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such Loses; provided, however, that the Company shall not be liable in any such case to the extent that any such Losses arises out of or is based upon any Misstatement made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. In connection with an underwritten offering, the Company also shall indemnify any Underwriter of the Registrable Securities, their officers, directors, and each person who controls such Underwriter to the same extent as provided above with respect to the indemnification of the Investor Indemnified Parties. It is agreed that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

4.2. Indemnification by Holders of Registrable Securities. Subject to the limitations set forth in Section 4.4.3 hereof, each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any Losses, insofar as such Losses arise out of or are based upon any Misstatement or alleged Misstatement contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such Loss. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

Exh. A-11

4.3. Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any Loss in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the Loss; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of any Losses for which the Indemnified Party seeks indemnification hereunder if such settlement or judgment includes any non-monetary remedies, requires an admission of fault or culpability on the part of the Indemnified Party or does not include an unconditional release from all liability of the Indemnified Party in respect of such Losses.

4.4. Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any Loss referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such Loss. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement.

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3. The amount paid or payable by an Indemnified Party as a result of any Loss referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.	RULE 144 INFORMATION.

5.1. Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

Exh. A-12

6.	BOARD OF DIRECTORS.

6.1. Director Nomination Rights.

6.1.1. For so long as the Minimum Holding Condition is satisfied, the Investors holding a majority in interest of the SPAC Shares then outstanding (the “SPAC Majority Holders”) shall have the right to nominate, collectively, one person (the “Nominee”) to the Board of Directors for election to the Board of Directors by giving written notice to the Company not later than twenty (20) days after receiving notice of the date of the applicable meeting of shareholders provided to the Investors, provided that the Nominee has: (a) provided the Company with the Nominee’s written consent to a customary background check, which consent shall be provided promptly after the Nominee is proposed; (b) completed a reasonably satisfactory interview with the Nominating and Governance Committee (or similarly designated committee), which shall be completed as promptly as practicable following receipt of a completed director questionnaire; (c) provided the Company with a completed director questionnaire (in the form to be provided by the Company within three (3) business days of being identified) and such other information required as may be reasonably requested by the Board of Directors; (d) agreed to take all necessary action not be considered to be “overboarded” under the applicable policies of Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) as a result of his or her appointment to the Board of Directors; and (e) qualifies as an Independent Director. In the event the Nominating and Governance Committee declines to approve a Nominee, the SPAC Majority Holders may propose a new Nominee, subject to the approval process described above, until a Nominee is approved in accordance with this Section 6.1.1. For purposes of this Agreement, the “Minimum Holding Condition” shall be deemed to be satisfied until the first such time that Investors (together with their respective Affiliates) cease to Beneficially Own collectively a number of Common Shares equal to or greater than: (i) 50% of the total number of Common Shares held by the Investors on the date hereof (as the same may be adjusted by share splits, reverse splits, share dividends, recapitalizations or other similar events) and (ii) 2.0% of the then-issued and outstanding Common Shares, as determined on a fully diluted basis, including the Earn-Out Shares for so long as the Earn-Out Target Conditions pertaining to such Earn-Out Shares remain capable of being satisfied; provided that if the Investors do not satisfy clause (ii) of the Minimum Holding Condition at closing of the transactions contemplated by the BCA, the Minimum Holding Condition shall nevertheless be deemed to be satisfied until such time that the Investors (or any of their respective Affiliates) sell, transfer or otherwise divest any Common Shares, in which case the Minimum Holding Condition shall immediately cease to be satisfied.

6.1.2. Following approval of a Nominee by the Board of Directors, the Company shall take all actions necessary to ensure that: (i) the applicable Nominee is included in the Board of Director’s slate of nominees to the shareholders of the Company for each election of directors and recommended by the Board of Directors at any meeting of shareholders called for the purpose of electing directors; (ii) the Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s soliciting proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors; and (iii) such Nominee receives the same level of support as is provided for the other director nominees of the Company with respect to the applicable meeting of stockholders or consent solicitation. In addition, each Investor agrees with the Company that such Investor shall vote in favor of each person to be appointed or nominated, as the case may be, for election to the Board of Directors and who has been recommended by the Board of Directors for such appointment or nomination at every meeting of the shareholders of the Company called with respect to the election of members of the Board of Directors, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board of Directors with respect to the election of members of the Board of Directors.

Exh. A-13

6.1.3. If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a SPAC Director or for any other reason, and at such time, the Minimum Holding Condition is satisfied then SPAC Majority Holders shall be entitled to designate such person’s successor, and the Company shall, within ten (10) days of such designation, take all necessary actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the director whom such designee replaces.

6.1.4. If at any time, the Minimum Holding Condition cease to be satisfied, then within ten (10) days of such occurring, the SPAC Director shall tender his or her resignation to the Board of Directors for the Board of Director’s consideration. The Investors’ board designation right pursuant to this Section 6 shall terminate and be of no further force and effect upon the first time the Investors cease to satisfy the Minimum Holding Condition and shall not be reinstated under any circumstances.

6.2. Compensation Committee. Following closing of the transactions contemplated by the BCA, the Company shall take all necessary action to appoint the first Nominee who is designated pursuant to this Agreement to the Compensation Committee of the Board of Directors; provided that the Nominee shall only be entitled to sit on the Compensation Committee to the extent permitted by federal securities laws or other applicable laws and stock exchange regulations, including qualifying as an Independent Director. The Nominee designated to serve on the Compensation Committee shall have the right under this Agreement to serve on such committee until the earliest of: (a) the Minimum Holding Condition ceasing to be satisfied, (b) such Nominee’s death, disability, disqualification, resignation or removal and (c) the Company’s first annual election of directors.

6.3. Director Consent Rights. If (x) at the time of the closing of the transactions contemplated by the BCA, the Board of Directors is composed of five (5) or fewer directors, (y) the Company proposes for the number of directors comprising the Board of Directors to be greater than five (5) directors and (z) at the time the Company makes such proposal, the Minimum Holding Condition is satisfied, then prior to the nomination (or, if there is no nomination, the appointment) of a sixth individual to the Board of Directors (an “Additional Director”), the SPAC Majority Holders shall have the right to consent (such consent not to be unreasonably withheld, conditioned or delayed) to the nomination (or, if there is no nomination, the appointment) of the Additional Director; provided, however, that such right to consent with respect to such Additional Director shall expire upon an Additional Director becoming a member of the Board of Directors in accordance with the requirements of this sentence. For the avoidance of doubt, if the SPAC Majority Holders do not provide consent to the nomination of an Additional Director in accordance with this Section 6.3 (and the refusal to provide consent was reasonable), the Company may propose a new Additional Director, and such nomination (or, if there is no nomination, the appointment) of such Additional Director shall be subject to the approval process described above, until the SPAC Majority Holders shall have consented to the nomination (or, if there is no nomination, the appointment) and such Additional Director shall have begun service as a member of the Board of Directors.

7.	MISCELLANEOUS.

7.1. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may only be transferred or assigned to Permitted Transferees of a holder of Registrable Securities. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the Permitted Transferees of the applicable holder of Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 7.2.

Exh. A-14

7.2. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Clever Leaves Holdings Inc.

489 Fifth Ave, 27th Floor

New York, NY 10017
Attn: Kyle Detwiler, Chief Executive Officer

Email: kyle.detwiler@cleverleaves.com

with a copy to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attn: Sebastian L. Fain, Esq.

   Pamela L. Marcogliese, Esq.

Email: sebastian.fain@freshfields.com

    pamela.marcogliese@freshfields.com

To an Investor, to the address set forth below such Investor’s name on Exhibit A.

7.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

Exh. A-15

7.5. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

7.6. Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

7.7. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

7.8. Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

7.9. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

7.10. Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable in such Province. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the Province of British Columbia for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the Province of British Columbia, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.11. Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAVIER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT OR DELICT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW, CIVIL LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable legal fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in any court of competent jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exh. A-16

IN WITNESS WHEREOF, the parties have caused this Investors’ Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

CLEVER LEAVES HOLDINGS INC.

By:
Name:
Title:

INVESTORS:

SCHULTZE SPECIAL PURPOSE ACQUISITION SPONSOR, LLC

By:	Schultze Asset Management, LP
By:	Schultze Asset Management GP, LLC

By:
Name: George J. Schultze
Title: Managing Member

Name: William G. LaPerch

Name: William T. Allen

Name: John J. Walker

EXHIBIT A

Investor Names and Addresses

Schultze Special Purpose Acquisition Sponsor, LLC

800 Westchester Avenue, Suite 632

Rye Brook, NY 10573

William G. LaPerch

c/o Schultze Special Purpose Acquisition Corp.

800 Westchester Avenue, Suite 632

Rye Brook, NY 10573

William T. Allen

c/o Schultze Special Purpose Acquisition Corp.

800 Westchester Avenue, Suite 632

Rye Brook, NY 10573

John J. Walker

c/o Schultze Special Purpose Acquisition Corp.

800 Westchester Avenue, Suite 632

Rye Brook, NY 10573

EXHIBIT B

Company Arrangement Resolution

Exhibit B

EXHIBIT B

FORM OF COMPANY ARRANGEMENT RESOLUTION

ARRANGEMENT RESOLUTION — CLEVER LEAVES INTERNATIONAL INC. BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.	The arrangement (the "Arrangement") under Part 9, Division 5 of the Business Corporations Act (British Columbia) (the "BCBCA") involving Clever Leaves International Inc., a corporation existing under the laws of the Province of British Columbia (the "Corporation") and its shareholders (the " Corporation Shareholders"), pursuant to the business combination agreement by and among the Corporation, Schultze Special Purpose Acquisition Corp., Clever Leaves Holdings Inc. ("Holdco") and Novel Merger Sub Inc. dated July 25, 2020, as it may be modified, supplemented or amended from time to time in accordance with its terms (the "Agreement"), as more particularly described and set forth in the management information circular of the Corporation dated [●], 2020 (the "Circular"), and all transactions contemplated thereby (collectively, the "Business Combination"), are hereby authorized, approved and adopted.

2.	The plan of arrangement of the Corporation, as it has been or may be modified, supplemented or amended in accordance with the Agreement and its terms (the "Plan of Arrangement"), the full text of which is set out as Exhibit "C" to the Agreement, is hereby authorized, approved and adopted.

3.	The Agreement and all transactions contemplated therein, including all actions of the directors of the Corporation in approving the Business Combination as a whole and all actions of the directors and officers of the Corporation in executing and delivering the Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Corporation of its obligations thereunder, are hereby ratified, confirmed and approved.

4.	The Corporation be and is hereby authorized to apply for a final order from the British Columbia Supreme Court (the "Court") to approve the Arrangement on the terms set forth in the Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.	Notwithstanding that this resolution has been passed (and the Plan of Arrangement adopted) by the Corporation Shareholders or that the Arrangement has been approved by the Court, the directors of the Corporation are hereby authorized and empowered, without further notice to or approval of Corporation Shareholders, subject to the terms of the Agreement and Plan of Arrangement, to: (a) amend, modify or supplement the Agreement or the Plan of Arrangement; and (b) not proceed with the Arrangement and any related transactions.

6.	Any one officer or director of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute or cause to be executed and to deliver or cause to be delivered, whether under corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered:

(a)	to the Registrar under the BCBCA for filing such documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Agreement; and

(b)	all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument to the doing of any such act or thing.

Exh. B-1

EXHIBIT C

Plan of Arrangement

Exhibit C

EXHIBIT C

PLAN OF ARRANGEMENT UNDER SECTION 288 OF
THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent to not to be unreasonably withheld, conditioned or delayed;

(b)	“Arrangement Consideration” means the amount, expressed in U.S. dollars, set out in the Company Certificate;

(c)	“BCBCA” means the Business Corporations Act (British Columbia);

(d)	“Business Combination Agreement” means the business combination agreement dated as of July 25, 2020 among SPAC, Holdco, Novel Merger Sub Inc., and Company, together with the schedules attached thereto, as same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(e)	“Business Day” means a day, except a Saturday, a Sunday or any other day on which the SEC in Washington, D.C. or banks in New York, New York or Vancouver, British Columbia, Canada are authorized or required by Law to be closed;

(f)	“Calculation Methodology” means the methodology, assumptions, formulas and techniques used to calculate the Exchange Ratio, Class D Preferred Conversion Ratio and Option and Warrant Value as set forth on Exhibit F to the Business Combination Agreement;

(g)	“Cash Arrangement Consideration” means an aggregate amount up to seven million five hundred thousand dollars ($7,500,000), which aggregate final amount shall be set forth on the Payment Spreadsheet;

(h)	“Class D Preferred Conversion Ratio” means the ratio for which each Company Class D Preferred Share shall, at the Effective Time, convert into the right to receive that number of Company Common Shares, as determined in accordance with the Company Articles as set forth in the Calculation Methodology;

(i)	“Closing Date” means the date on which the Merger shall become effective;

Exh. C-1

(j)	“Company” means Clever Leaves International Inc;

(k)	“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Meeting, in substantially the form attached to the Business Combination Agreement as Exhibit B;

(l)	“Company Common Shares” means the Company’s Class A voting common shares;

(m)	“Company Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution;

(n)	“Company Shareholders” means the holders of the Company Shares;

(o)	“Company Shares” means the Company Common Shares and the Company Preferred Shares;

(p)	“Court” means the Supreme Court of British Columbia;

(q)	“Dissent Rights” means the right of a Dissenting Company Shareholder to dissent to the Company Arrangement Resolution and to be paid the fair market value of the Company Shares, as the case may be, granted pursuant to the Interim Order, all in accordance with Section 291(2)(c) of the BCBCA (as modified by the Interim Order), the Interim Order and Article 5 of this Plan of Arrangement;

(r)	“Dissenting Company Shareholder” means a registered Company Shareholder who dissents in respect of the Arrangement in strict compliance with Article 5 of this Plan of Arrangement and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as at the Effective Time;

(s)	“Effective Date” means the calendar day immediately preceding the Closing Date;

(t)	“Effective Time” means 11:59 p.m. Vancouver, British Columbia time, on the Effective Date, or such other time on the Effective Date as the Company and SPAC agree in writing (but in any event not later than on the calendar day immediately preceding the Closing Date);

(u)	“Exchange Agent” means a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company;

(v)	“Exchange Ratio” means the ratio for which each Company Common Share receiving the Arrangement Share Consideration Amount shall, at the Effective Time, convert into the right to receive that number of Holdco Common Shares determined in accordance with the Calculation Methodology;

Exh. C-2

(w)	“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form reasonably acceptable to each of SPAC and the Company, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company;

(x)	“Holdco” means Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada;

(y)	“Holdco Common Shares” means the common shares in the capital of Holdco;

(z)	“Holdco Shareholders” means the registered holders of Holdco Common Shares;

(aa)	“Immediate Family” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin;

(bb)	“Interim Order” means the interim order of the Court contemplated by Section 2.02 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, in a form reasonably acceptable to each of SPAC and the Company, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company and SPAC;

(cc)	“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property);

(dd)	“Locked Shares” mean the Holdco Common Shares issued and outstanding at the time Section 3.1(g) occurs in the Plan of Arrangement;

(ee)	“Lockup Period” means the period commencing on the Effective Date and ending on the earlier of (A) the date that is one (1) year following the Closing Date and (B) the date on which the closing price of the Holdco Common Shares on Nasdaq as reported by Bloomberg Financial L.P. using the AQR function equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any consecutive 30-trading day period commencing after the 180th day after the Closing Date;

(ff)	“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to SPAC pursuant to Section 3.01(b) of the Business Combination Agreement at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Calculation Methodology, the allocation of the Arrangement Consideration among each of the Company Shareholders, including (a) the number of Holdco Common Shares issuable to each Company Shareholder and (b) the amount of Cash Arrangement Consideration payable to Selling Shareholders;

(gg)	“Plan of Arrangement” means this Plan of Arrangement;

Exh. C-3

(hh)	“Purchased Shares” means the Company Common Shares designated as Purchased Shares in the Payment Spreadsheet that are purchased by Holdco as part of the Arrangement from certain Company Shareholders in exchange for the Cash Arrangement Consideration;

(ii)	“Selling Shareholders” means the Company Shareholders that are designated in the Payment Spreadsheet as holders of Purchased Shares, and will sell Company Shares to Holdco and receive Cash Arrangement Consideration as part of the Arrangement;

(jj)	“SPAC” means Schultze Special Purpose Acquisition Corp.; and

(kk)	“Tax Act” means the Income Tax Act (Canada).

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement. In addition, words and phrases used herein and defined in the Business Combination Agreement and not otherwise defined herein shall have the same meaning herein as in the Business Combination Agreement unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Exh. C-4

1.6	Currency

Unless otherwise stated, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).

1.7	Time

All times expressed herein are local time (Vancouver, British Columbia) unless otherwise stipulated herein.

Article 2
BUSINESS COMBINATION AGREEMENT AND EFFECT OF ARRANGEMENT

2.1	Business Combination Agreement

(a)	This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein, unless otherwise indicated.

(b)	This Plan of Arrangement will, effective at and after the Effective Time, become effective and be binding on the Company, Holdco, and the Company Shareholders, without any further act or formality required on the part of any person except as expressly provided herein.

Article 3
ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time the following transactions will occur and be deemed to occur in the following sequence without further act or formality:

(a)	each Company Share held by a Dissenting Company Shareholder who has validly exercised such Company Shareholder’s Dissent Rights pursuant to Article 5 of this Plan of Arrangement and which Dissent Rights remain valid immediately prior to the Effective Time shall be transferred to, and acquired by the Company without any further act or formality on its part, free and clear of all Liens, and cancelled and the Dissenting Company Shareholder shall cease to: (i) be a registered Company Shareholder; and (ii) have any rights as a Company Shareholder other than the right to be paid the fair value of such Company Share in accordance with Article 5 of this Plan of Arrangement;

(b)	each Company Class C Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable Company Common Share;

(c)	each Company Class D Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a number of validly issued, fully paid and non-assessable Company Common Shares equal to the Class D Preferred Conversion Ratio;

Exh. C-5

(d)	the issued and outstanding Company Common Shares that are designated as Purchased Shares in the Payment Spreadsheet and held by a Selling Shareholder entitled to Cash Arrangement Consideration as set forth the Payment Spreadsheet will be transferred to Holdco in exchange for the portion of the Cash Arrangement Consideration set forth in the Payment Spreadsheet, and the Purchased Shares will be deemed to have been transferred to Holdco without any further act or formality, free and clear of all Liens, and each Selling Shareholder entitled to receive a portion of the Cash Arrangement Consideration will cease to be the registered holder of the Purchased Shares and will cease to have any rights as registered holder of such Purchased Shares other than the right to be paid by Holdco the portion of the Cash Arrangement Consideration set out on the Payment Spreadsheet, and such Company Shareholder’s name will be removed as the registered holder of such Purchased Shares from the central securities register of the Company;

(e)	each remaining issued and outstanding Company Common Share shall be transferred to, and acquired by Holdco, free and clear of all Liens, and each Company Shareholder will be issued the number of Holdco Common Shares set forth in the Payment Spreadsheet, provided that:

(i)	no fractional Holdco Common Shares shall be issued pursuant to this Section 3.1 and the person otherwise entitled to receive such fractional Holdco Common Share shall receive treatment per Section 3.2; and

(ii)	each Company Shareholder will cease to be the holder of Company Shares and the name of each Company Shareholder will be removed from the central securities register of Company Shares and added to the register of Holdco Common Shares, and Holdco will be recorded as the registered holder of all of the Company Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

(f)	the Holdco Common Share held by the Company will be cancelled for no consideration and the Company will cease to be the registered shareholder of such Holdco Common Share, and the Company’s name will be removed as the registered holder of such Holdco Common Share from the central securities register of Holdco;

(g)	the Holdco Common Shares issued and outstanding at the time of this Section 3.1(g) are the Locked Shares. The Locked Share are subject to the transfer restrictions set out in Article 6 of this Plan of Arrangement. Holdco will only register a transfer of the Locked Shares that is made in accordance with the transfer restrictions. The Locked Shares are uncertificated and will have a notation in the central securities register of Holdco regarding the transfer restrictions, and the written notice sent to Holdco Shareholders will state that the transfer restrictions exist;

(h)	[NTD: Placeholder for name changes of Newco/Amalco/Clever Leaves.]

(i)	[NTD: Placeholder for changing the CL Board and the Holdco Board numbers, and naming the directors, in accordance with the terms of the BCA; and]

(j)	the Company will adopt the form of articles attached as schedule ●. [NTD: To be standard BC subsidiary articles.] The Company Unanimous Shareholders’ Agreement and the Company Investor Rights Agreement will be terminated and no person will have any rights or obligations under these agreements.

Exh. C-6

3.2	No Fractional Holdco Common Shares

No fractional Holdco Common Shares shall be issued to former Company Shareholders in connection with this Plan of Arrangement. The total number of Holdco Common Shares to be issued to any former Company Shareholder shall, without additional compensation, be rounded down to the nearest whole Holdco Common Share in the event that a former Company Shareholder would otherwise be entitled to a fractional share.

3.3	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens.

3.4	Withholding

Company, Holdco, or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any payment, issue, transfer or distribution of the Arrangement Consideration pursuant to this Plan of Arrangement such amounts as the Company, Holdco, or the Exchange Agent may be required to deduct or withhold pursuant to the Tax Act or any other applicable law, and any amount so deducted and withheld will be deemed for all purposes of this Plan of Arrangement to be paid, issued, transferred or distributed to the person entitled thereto under this Plan of Arrangement.

3.5	Deemed Fully Paid and Non-Assessable Shares

All Holdco Common Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

Article 4
PAYMENT OF CONSIDERATION

4.1	Payment of Arrangement Consideration

(a)	Holdco shall pay or cause to be paid the Cash Arrangement Consideration as set out in the Payment Spreadsheet within ten (10) Business Days of the Effective Date, less any amounts withheld pursuant to Section 3.4.

(b)	No holder of Company Shares shall be entitled to receive any consideration with respect to such Company Shares other than the Arrangement Consideration to which such holder is entitled in accordance with the Payment Spreadsheet, Section 3.1 and this Article 4 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.2	Share Exchange Procedures

(a)	All of the Company Common Shares and the Holdco Common Shares issued pursuant to this Plan of Arrangement will be issued as uncertificated pursuant to Section 107 of the BCBCA.

Exh. C-7

(b)	All of the share certificates issued by the Company to Company Shareholders prior to the Effective Time will cease to represent any interest in Company Shares and will be cancelled by the Company as of the Effective Time.

(c)	In accordance with Section 107(6) of the BCBCA, Holdco will send to each Holdco Shareholder a written notice containing the information required by the BCBCA.

Article 5
DISSENT RIGHTS

5.1	Dissent Rights

Registered Company Shareholders may exercise Dissent Rights with respect to the Company Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Part 8, Division 2 of the BCBCA, as may be modified by the Interim Order and this Article 5. Registered Company Shareholders who exercise such Dissent Rights and who:

(a)	are ultimately entitled to be paid fair value for their Company Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(a)), and such Company Shares shall be irrevocably transferred to Company and cancelled in accordance with the Arrangement and will not be exchanged for Holdco Common Shares in accordance with the Arrangement; or

(b)	are ultimately not entitled, for any reason, to be paid fair value for their Company Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Company Shares, and shall be entitled to receive only the consideration for their Company Shares that such Dissenting Company Shareholder would have received pursuant to the Arrangement if such Dissenting Company Shareholder had not exercised its Dissent Rights, provided that in no case shall the Company, Holdco or any other person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the Effective Time, and the names of such holders of Company Shares shall be deleted from the register of holders of Company Shares as at the Effective Time. The fair value of Company Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the holders of Company Shares at the Company Meeting and shall be payable by the Company.

5.2	Holdco Share Reservation

Holdco shall:

(a)	reserve the number of Holdco Common Shares set forth in the Payment Spreadsheet for issuance to Company Shareholders that have validly exercised Dissent Rights pursuant to Article 5 of this Plan of Arrangement and which Dissent Rights remain valid immediately prior to the Effective Time, and

(b)	issue such Holdco Common Shares to former Company Shareholders that are ultimately not entitled, for any reason, to be paid fair value for their Company Shares, and are deemed to have participated in the Arrangement pursuant to Section 5.1(b).

Exh. C-8

5.3	Exercise of Dissent Rights

In addition to any other restrictions in Part 8, Division 2 of the BCBCA, Company Shareholders who vote in favour of the Arrangement shall not be entitled to exercise Dissent Rights.

5.4	Dissent Right Written Notice

Notwithstanding Section 242 of the BCBCA, the written notice of dissent must be received by no later than [5:00 p.m.] (Vancouver time) on the Business Day which is two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time).

Article 6
TRANSFER RESTRICTIONS

6.1	Lockup

(a)	Subject to section 6.1(b), during the Lockup Period the Holdco Shareholders may not

(i)	lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Locked Shares or

(ii)	enter into, or allow to exist, any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Locked Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Locked Shares or other securities of Holdco, in cash, or otherwise.

(b)	Section 6.1(a) shall not apply to the following:

(i)	transactions relating to Holdco Common Shares acquired by a Holdco Shareholder in open market transactions, provided that it shall be a condition to the transfer that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting such transfer of the Holdco Common Shares, shall be required or shall be voluntarily made during the Lockup Period;

(ii)	transfers of Locked Shares as a bona fide gift, provided that the donee or donees thereof agree to be bound in writing by these transfer restrictions;

(iii)	transfers of Locked Shares to any trust or other entity formed for estate planning purposes for the direct or indirect benefit of such Holdco Shareholder or the Immediate Family of such Holdco Shareholder, provided that (A) the trustee of the trust agrees to be bound in writing by these transfer restrictions and (B) any such transfer shall not involve a disposition for value;

Exh. C-9

(iv)	transfers of Locked Shares by will or intestate succession, provided that (A) the transferee agrees to be bound in writing by these transfer restrictions and (B) any such transfer shall not involve a disposition for value;

(v)	transfers of Locked Shares pursuant to a qualified domestic order or in connection with a divorce settlement, provided the transferee agrees to be bound in writing by these transfer restrictions;

(vi)	transfers of Locked Shares to another person that controls, is controlled by or is under common control or management with such Holdco Shareholder, if applicable, provided that (A) the transferee or distributee agrees to be bound in writing by these transfer restrictions and (B) any such transfer shall not involve a disposition for value;

(vii)	distributions of Locked Shares to members, partners or shareholders of such Holdco Shareholder, if applicable, provided that (A) the transferee or distributee agrees to be bound in writing by these transfer restrictions and (B) any such transfer shall not involve a disposition for value;

(viii)	transfers of Locked Shares to officers, directors or affiliates of such Holdco Shareholder, if applicable, provided that (A) the transferee or distributee agrees to be bound in writing by these transfer restrictions, (B) any such transfer shall not involve a disposition for value and (C) no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting such transfer of the Locked Shares, shall be required or shall be voluntarily made during the Lockup Period; or

(ix)	pledges of shares of the Locked Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness of such Holdco Shareholder, provided that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers, provided further that the Locked Shares pledged remain subject to these transfer restrictions.

(c)	During the Lockup Period the Holdco Shareholders holding Locked Shares will execute such agreements as may be reasonably requested by Holdco in connection with these transfer restrictions.

Article 7
AMENDMENTS AND TERMINATION

7.1	Amendments to the Plan of Arrangement

In accordance with Section 10.04 of the Business Combination Agreement and subject to applicable law and the Interim Order, the parties to the Business Combination Agreement may amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement is:

(a)	agreed in writing by each of the parties;

Exh. C-10

(b)	filed with the Court;

(c)	communicated to the Company Shareholders, if and as required by the Court; and

(d)	approved by the Company Shareholders, if and as required by the Court.

7.2	Termination

Notwithstanding any prior approvals by the Court or by the Company Shareholders, the board of directors of the Company may decide not to proceed with the Arrangement and to revoke the Company Arrangement Resolution adopted at the Company Meeting without further approval of the Court or the Company Shareholders.

Article 8
FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur at the Effective Time in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

8.2	Paramountcy

From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to Company Shares issued prior to the Effective Time;

(b)	the rights and obligations of the Company Shareholders and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)	all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to Company Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Exh. C-11

EXHIBIT D

Directors and Officers of Holdco

Directors:

Gary Julien

Exh. D-1

EXHIBIT E

SPAC Warrant Amendment

Exhibit E

Execution Version

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [__], 2020, by and among Schultze Special Purpose Acquisition Corp., a Delaware corporation (the “Company”), Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 10, 2018, and filed with the United States Securities and Exchange Commission on December 14, 2018 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 4,150,000 warrants to the Sponsor (collectively, the “Private Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Public Offering, at a purchase price of $1.00 per Private Warrant, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share and (b) 13,000,000 warrants to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, on July 25, 2020, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Holdco, Novel Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdco (“Merger Sub”), and Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the Business Combination Agreement, among other things, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Holdco (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be converted into the right to receive common shares of Holdco (“Holdco Common Shares”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Common Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

Exh. E-1

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1 Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Schultze Special Acquisition Corp., a Delaware corporation” and replacing it with “Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Clever Leaves Holdings Inc. rather than Schultze Special Acquisition Corp.

Exh. E-2

2.2 Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 10, 2018, Schultze Special Acquisition Corp. (“Schultze”) entered into that certain Warrant Purchase Agreement, dated December 10, 2018 (the “Warrant Purchase Agreement”), with Schultze Special Purpose Acquisition Sponsor, LLC (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 4,150,000 warrants simultaneously with the closing of the Public Offering (as defined below) bearing the legend set forth in Exhibit B hereto (the “Private Warrants”) at a purchase price of one dollar ($1.00) per Private Warrant; and

WHEREAS, on December 13, 2018, Schultze consummated its initial public offering (“Public Offering”) of 13,000,000 units (the “Units”), with each Unit consisting of one share of common stock of Schultze, par value $0.0001 per share (“Schultze Common Stock”), and one warrant, where each warrant entitles the holder to purchase one share of Schultze Common Stock at a price of $11.50 per share (the “Public Warrants” and together with the Private Warrants, the “Schultze Warrants”); and

WHEREAS, Schultze filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, No. 333-228494 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of the Units, the Public Warrants and the Schultze Common Stock included in the Units; and

WHEREAS, Schultze, the Company, Clever Leaves International Inc., a corporation organized under the laws of British Columbia, Canada, and Novel Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”) are parties to that certain Business Combination Agreement, dated as of July 25, 2020 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into Schultze with Schultze surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Schultze Common Stock shall be converted into and exchanged for the right to receive common shares of the Company (“Company Common Shares”); and

WHEREAS, on [__], 2020, pursuant to the terms of the Business Combination Agreement, the Company, Schultze and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Schultze assigned this Agreement to the Company and the Company assumed this Agreement from Schultze; and

WHEREAS, Schultze may issue up to an additional 750,000 Schultze Warrants (the “Working Capital Warrants”) in satisfaction of the Sponsor Loans (as defined in the Business Combination Agreement) and that certain Promissory Note dated September 13, 2018 issued to Sponsor in the principal amount of $250,000; and

Exh. E-3

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Schultze Warrants (including the Working Capital Warrants) were no longer exercisable for shares of Schultze Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Common Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3 Reference to Company Common Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Common Shares” and (ii) all references to “stockholders” shall mean “shareholders.”

2.4 Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5 Post IPO Warrants.

2.5.1 Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.

2.5.2 All references to “Post IPO Warrant” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

Exh. E-4

2.6 Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.7 Replacement of Securities upon Reorganization, etc. The first sentence and the second sentence of Section 4.5 of the Existing Warrant Agreement is hereby amended to include the phrase “amalgamation, plan of arrangement” after the word “merger”.

2.8 Notices.

2.8.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

“Clever Leaves Holdings Inc.

[489 Fifth Avenue, 27th Floor,

New York, NY 10017]

Attn: CEO

Email: kyle.detwiler@cleverleaves.com”

2.8.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to change the delivery of a copy of notices sent to Greenberg Traurig, LLP to be replaced with the following:

“Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attn: Sebastian L. Fain, Esq.

   Pam L. Marcogliese, Esq.

Email: sebastian.fain@freshfields.com

   pamela.marcogliese@freshfields.com”

2.9 Currency. A new Section 9.11 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

Exh. E-5

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

Exh. E-6

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

Schultze Special Purpose Acquisition Corp.

By:
Name:
Title:

CLEVER LEAVES HOLDINGS INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

SCHEDULE A

Company Knowledge Parties

Kyle Detwiler

Andrés Fajardo

Gina Rebollar

Christopher Sim

Amit Pandey

Julián Wilches

Delroy Wright

Joseph Salameh

Sch. A-1

SCHEDULE B

Key Company Shareholders

Kyle Detwiler

Silver Swan, LLC

Joseph Salameh

Delroy Wright

Jeremy Coutinho

Ghassan Salameh

Christina Moran

Slawomira M. Salameh Trust

Timothy Tully

Sch. B-1

SCHEDULE C

Eagle Minority Shareholders

Gustavo Escobar

Andrés Fajardo

Julián Wilches

Daniel Montana

Sch. C-1